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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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TRAVELCENTERS OF AMERICA LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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TRAVELCENTERS OF AMERICA LLC 24601 Center Ridge Road Westlake, Ohio 44145 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2012

To the Shareholders of TravelCenters of America LLC:

         Notice is hereby given that the annual meeting of shareholders of TravelCenters of America LLC, a Delaware limited liability company, will be held at 9:30 a.m., local time, on Thursday, May 10, 2012, at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458 for the following purposes:

  1.
  To elect the nominee named in our proxy statement to our Board of Directors as the Independent Director in Group II ("proposal 1").

  2.
  To elect the nominee named in our proxy statement to our Board of Directors as the Managing Director in Group II ("proposal 2").

  3.
  To hold an advisory vote relating to our executive compensation ("proposal 3").

  4.
  To hold an advisory vote on the frequency of future shareholder advisory votes relating to our executive compensation ("proposal 4").

  5.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 ("proposal 5").

  6.
  To consider and vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR DIRECTOR IN PROPOSALS 1 AND 2, "FOR" PROPOSAL 3, EVERY "THREE YEARS" FOR PROPOSAL 4 AND "FOR" PROPOSAL 5.

         We encourage you to contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, or Innisfree, if you have any questions or need assistance in voting your shares. Banks and brokers may call Innisfree, collect, at (212) 750-5833. Shareholders may call Innisfree, toll free, at (877) 825-8971.

         Shareholders of record at the close of business on February 17, 2012 are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement thereof.

         Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the internet. You can now access proxy materials and authorize a proxy to vote your shares at www.proxyvote.com. You may also authorize a proxy to vote your shares over the internet or by telephone by following the instructions on that website. In order to vote over the internet or by telephone you must have your shareholder identification number, which is set forth in the Notice Regarding the Availability of Proxy Materials mailed to you. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. You may also request a paper proxy card to submit your vote by mail. If you attend the meeting and vote in person, that vote will revoke any proxy you previously submitted . If you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the meeting. Whether or not you plan to attend the meeting, please read the proxy statement and complete or authorize a proxy for your shares as soon as possible. Your vote is important, no matter how many or how few shares you own.

By Order of the Board of Directors,
Jennifer B. Clark, Secretary

Westlake, Ohio
March 16, 2012

TRAVELCENTERS OF AMERICA LLC
24601 Center Ridge Road
Westlake, Ohio 44145

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS

To be held at 9:30 a.m. on Thursday, May 10, 2012
at
Two Newton Place
255 Washington Street, Suite 100
Newton, Massachusetts 02458

 INTRODUCTION

        A notice of the annual meeting of shareholders of TravelCenters of America LLC, a Delaware limited liability company, or the Company, is on the preceding page and a form of proxy solicited by our Board of Directors, or our Board, accompanies this proxy statement. This proxy statement and a form of proxy, together with our annual report to shareholders for the year ended December 31, 2011, are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed, to shareholders on or about March 16, 2012.

        The annual meeting record date is February 17, 2012. Only shareholders of record at the close of business on February 17, 2012, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 28,774,771 common shares, no par value, outstanding on the record date and entitled to vote at the meeting. Our common shares are listed on the NYSE Amex LLC, or NYSE Amex. The holders of our outstanding common shares are entitled to one vote per common share.

        A quorum of shareholders is required for shareholders to take action at the meeting, except that shareholders entitled to vote at the meeting may adjourn the meeting if less than a quorum is present at the meeting. The presence, in person or by proxy, of holders of a majority of our outstanding shares entitled to vote at the meeting will constitute a quorum. Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting. Abstentions and broker non-votes, if any, will be treated as shares present for purposes of determining whether a quorum is present. Failure of a quorum to be present at the meeting will necessitate adjournment of the meeting and will subject us to additional expense. Under our governing documents, the chairperson of the meeting may adjourn the meeting if less than a quorum is present at the meeting.

        The affirmative vote of a majority of the votes cast will be necessary to elect the nominees for Director described in proposals 1 and 2, to approve the resolution regarding named executive officer compensation described in proposal 3, to approve the selection under proposal 4 of every three years as the frequency at which our shareholders will be asked to hold a nonbinding advisory vote on named executive officer compensation and to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm in proposal 5. Proposals 3, 4 and 5 are nonbinding shareholder advisory votes and, if approved, would serve only as recommendations to our Board.

        The individuals named as proxies on a properly completed proxy will vote in accordance with your directions as indicated thereon. If you properly complete your proxy and give no voting instructions, your shares will be voted "FOR" the nominees for Director in proposals 1 and 2 and "FOR" proposal 3, to select every "THREE YEARS" in proposal 4 and "FOR" proposal 5.

        Shareholders of record may authorize a proxy to vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability mailed to them or, if they requested and received paper or email copies of proxy materials, by completing and returning the proxy card, or by attending the meeting and voting in person. Proxies submitted by mail, over the internet or by telephone must be received by 11:59 p.m. Eastern time on May 9, 2012.

        Broker non-votes occur in respect of shares held in street name when the broker indicates that voting instructions for a particular matter have not been received from the beneficial owners or other persons entitled to vote those shares and the broker does not have discretionary voting authority to vote those shares on that particular matter. Abstentions and broker non-votes will have no effect on the outcome of any of the proposals 1 through 5. A proxy marked "WITHHOLD" will have the same effect as an abstention.

        The record date for the meeting will apply to any adjournment or postponement of the meeting unless our Board fixes a new record date for the adjourned or postponed meeting. If we adjourn the annual meeting, we will announce the time and place of the adjourned meeting at the original meeting, but we do not intend to deliver another notice of the meeting unless we fix a new record date for the adjourned meeting. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been at the original convening of the meeting (except for any proxies which have been effectively revoked or withdrawn).

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
Shareholders Call Toll Free at (877) 825-8971

        A shareholder of record who has given a proxy may revoke it any time prior to its exercise by delivering to our Secretary at TravelCenters of America LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, a written revocation or a duly executed proxy bearing a later date, by authorizing at a later date a proxy to vote his or her common shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability, or by attending the meeting and voting his or her common shares in person. If a shareholder of record wants to receive a paper or email copy of the proxy card, he or she may request one from our Secretary at TravelCenters of America LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. Proxies submitted by mail, over the internet or by telephone must be received by 11:59 p.m. Eastern time on May 9, 2012. If your shares are held in the name of a brokerage firm, bank, nominee or other institution and you wish to change a prior instruction you gave to your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the brokerage firm's, bank's, nominee's or other institution's instructions for changing your prior voting instructions. In addition, if you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the meeting.

        Our principal executive offices are located at 24601 Center Ridge Road, Westlake, Ohio 44145.

        Our website address is included in this proxy statement as a textual reference only, and the information in the website is not incorporated by reference into this proxy statement.

Notice Regarding the Availability of Proxy Materials

        From the date of mailing of the Notice of Internet Availability through the conclusion of the meeting, shareholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to shareholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

PROPOSALS 1 AND 2
ELECTION OF DIRECTORS

        The number of our Directors is fixed at five, and our Board is divided into three groups, with two Directors in Group I, two Directors in Group II and one Director in Group III. Directors in each group are elected for three year terms and serve until their successors are duly elected and qualified or until their earlier death, resignation or removal.

        Our current Directors are Thomas M. O'Brien and Barbara D. Gilmore in Group II with a term of office expiring at the meeting to which this proxy statement relates, Patrick F. Donelan in Group III with a term of office expiring at our 2013 annual meeting of shareholders and Barry M. Portnoy and Arthur G. Koumantzelis in Group I with a term of office expiring at our 2014 annual meeting of shareholders. The term of the Group II Directors elected at the meeting to which this proxy statement relates will expire at our 2015 annual meeting of shareholders.

        Our Directors are also categorized as Independent Directors and Managing Directors. Our Board is composed of three Independent Directors and two Managing Directors. Our Independent Directors are Directors who: are not employees of ours or Reit Management & Research LLC, or RMR, our business management and shared services provider; are not involved in our day to day activities; and qualify as independent under our limited liability company agreement, our bylaws, and the applicable rules of the NYSE Amex and the Securities and Exchange Commission, or SEC. Our Managing Directors are Directors who: are not Independent Directors; and have been employees of ours or RMR or have been involved in our day to day activities for at least one year prior to their election. Messrs. Koumantzelis and Donelan and Ms. Gilmore are our Independent Directors, and Messrs. O'Brien and Portnoy are our Managing Directors. Biographical information relating to our Directors and other information relating to our Board appears elsewhere in this proxy statement.

PROPOSAL 1: ELECTION OF ONE INDEPENDENT DIRECTOR

        Our Board has nominated Ms. Gilmore for election as the Independent Director in Group II, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Independent Director in Group II elected at the meeting will expire at our 2015 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Ms. Gilmore, except to the extent that properly completed proxies indicate that the votes should not be so cast.

        Ms. Gilmore has agreed to serve as the Independent Director in Group II if elected. However, if Ms. Gilmore becomes unable or unwilling to accept election to our Board, the proxies will be voted for the election of a substitute nominee designated by our Board. Our Board has no reason to believe that Ms. Gilmore will be unable or unwilling to serve.

        The affirmative vote of a majority of the votes cast will be necessary to elect Ms. Gilmore as the Independent Director in Group II.

        Our Board recommends you vote "FOR" the election of Ms. Gilmore as the Independent Director in Group II.

PROPOSAL 2: ELECTION OF ONE MANAGING DIRECTOR

        Our Board has nominated Mr. O'Brien for election as the Managing Director in Group II, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Managing Director in Group II elected at the meeting will expire at our 2015 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. O'Brien, except to the extent that properly completed proxies indicate that the votes should not be so cast.

        Mr. O'Brien has agreed to serve as the Managing Director in Group II if elected. However, if Mr. O'Brien becomes unable or unwilling to accept election to our Board, the proxies will be voted for the election of a substitute nominee designated by our Board. Our Board has no reason to believe that Mr. O'Brien will be unable or unwilling to serve.

        The affirmative vote of a majority of the votes cast will be necessary to elect Mr. O'Brien as the Managing Director in Group II.

        Our Board recommends you vote "FOR" the election of Mr. O'Brien as the Managing Director in Group II.

 PROPOSAL 3
ADVISORY APPROVAL RELATING TO EXECUTIVE COMPENSATION

        As required by Section 14A of the Exchange Act, as amended, or the Exchange Act, we are including a proposal for our shareholders to vote to approve, on a nonbinding, advisory basis, the compensation of those of our executive officers listed in the Summary Compensation Table elsewhere in this proxy statement, or our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement.

        Our executive compensation is designed to reward executive performance that contributes to our success and increases shareholder value, while encouraging behavior that is in our and our shareholders' long term best interests. We urge you to read the Compensation Discussion and Analysis,

Compensation Tables and narrative discussion in this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the compensation of our named executive officers.

        As required by Section 14A of the Exchange Act, we are asking you to vote to approve the adoption of the following resolution:

        RESOLVED:    That the shareholders of the Company approve, on a nonbinding, advisory basis, the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, Compensation Tables and narrative discussion in the proxy statement.

        The affirmative vote of a majority of the votes cast will be necessary to approve proposal 3. The shareholder vote on proposal 3 is advisory and nonbinding and serves only as a recommendation to our Board. Our Board has not yet determined the frequency with which we will hold the shareholder advisory vote on named executive officer compensation required by Section 14A of the Exchange Act or when the next such shareholder advisory vote on named executive officer compensation will occur.

        Our Board recommends you vote "FOR" proposal 3.

 PROPOSAL 4
ADVISORY VOTE ON SELECTION OF FREQUENCY
OF EXECUTIVE COMPENSATION VOTE

        As required by Section 14A of the Exchange Act, we are including a proposal for our shareholders to indicate, on a nonbinding, advisory basis, the frequency with which they wish to have a nonbinding, advisory vote on the compensation paid to our named executive officers; in other words, how often a proposal similar to this year's proposal 3 will be included in the matters to be voted on at our annual meetings. The choices available under Section 14A are every year, every other year or every three years.

        After consideration, our Board recommends that you select every three years as the desired frequency for a nonbinding, advisory vote of shareholders on named executive officer compensation. We believe this frequency is appropriate because it encourages our shareholders to evaluate our executive compensation arrangements over an extended period of performance and to review the compensation of our named executive officers over a three-year period as reported in the Summary Compensation Table.

        Please mark your proxy card to indicate your preference on this proposal or your abstention if you wish to abstain. If you properly complete your proxy and fail to indicate your preference or abstention, your shares will be voted to select every three years as the frequency with which our shareholders will be asked to hold a nonbinding, advisory vote on named executive officer compensation.

        The affirmative vote of a majority of the votes cast will be necessary to approve the selection under proposal 4 of every three years or any of the other options provided as the frequency with which our shareholders will be asked to hold a nonbinding, advisory vote on named executive officer compensation. The shareholder vote on proposal 4 is advisory and nonbinding and serves only as a recommendation to our Board. Our Board has not yet determined the frequency with which we will hold the shareholder advisory vote on named executive officer compensation required by Section 14A of the Exchange Act. Whether or not a majority of votes is cast in favor of any of the options available in this proposal 4, our Board will decide among these options in its discretion.

        Our Board recommends you vote for every "THREE YEARS" as the frequency with which a nonbinding shareholder advisory vote on named executive officer compensation will occur.

 PROPOSAL 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        On February 15, 2012, our Audit Committee voted to appoint Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (our fiscal year being a calendar year). Ernst & Young LLP acted as our independent registered public accounting firm for 2010 and 2011. A representative of Ernst & Young LLP is expected to be present at the meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at the meeting. Proposal 5 is nonbinding. If the appointment is not ratified, our Audit Committee will consider whether to appoint another independent registered public accounting firm in its discretion. If the appointment is ratified, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time if it determines that such a change would be advisable.

        The fees for services provided by Ernst & Young LLP to us for the last two fiscal years were as follows:

	2010	2011(1)
Audit fees	$867,757	$1,088,130
Audit related fees	—	—
Tax fees	$25,000	$58,000
All other fees	—	—

Total fees	$892,757	$1,146,130

(1)
The audit fees amount for 2011 is based on the fees estimate previously provided by Ernst & Young LLP to and accepted by us for services provided to us by Ernst & Young LLP in connection with the audit of our 2011 financial statements. The final amount of the fees for those services is expected to be more than the amount reflected in the table.

        Our Audit Committee has established policies and procedures which are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our Audit Committee or the services are included within a category which has been approved by our Audit Committee. The maximum charge for services is established by our Audit Committee when the specific engagement or the category of services is approved. In certain circumstances, our management is required to notify our Audit Committee when approved services are undertaken and the Committee or its Chair may approve amendments or modifications to the engagement or the maximum fees. Our Director of Internal Audit is responsible to report to our Audit Committee regarding compliance with these policies and procedures.

        Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE Amex rules. In other circumstances, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the Public Company Accounting Oversight Board Rules.

        All services for which we engaged our independent registered public accounting firm in 2010 and 2011 were approved by our Audit Committee. The total fees for audit and non-audit services provided by Ernst & Young LLP in 2010 and 2011 are set forth above. The tax fees charged by Ernst & Young LLP during 2010 were for tax compliance services related to our income tax returns for the fiscal year ended December 31, 2009, and during 2011 $25,000 of such fees was for tax compliance services related to our income tax returns for the fiscal year ended December 31, 2010, and $33,000 of such fees was for tax controversy consulting services. Our Audit Committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP's providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

        The affirmative vote of a majority of the votes cast will be necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The shareholder vote on proposal 5 is advisory and nonbinding and serves only as a recommendation to our Board.

        Our Board recommends you vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

 SOLICITATION OF PROXIES

        Proxies may be solicited, without additional compensation, by our Directors, officers and employees and by RMR and its directors, officers and employees by mail, telephone or other electronic means or in person. We are paying the costs of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained Innisfree to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement of expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of our agreement with Innisfree.

DIRECTORS AND EXECUTIVE OFFICERS

        The following are the ages and recent principal occupations, as of February 17, 2012, of our nominees, Directors and executive officers. Unless otherwise specified, the business address of our nominees, Directors and executive officers is c/o TravelCenters of America LLC, 24601 Center Ridge Road, Westlake, Ohio 44145.

Independent Director Nominee for a Term Expiring in 2015

BARBARA D. GILMORE, Age: 61

        Ms. Gilmore has been one of our Independent Directors since 2007. Ms. Gilmore has served as a professional law clerk at the United States Bankruptcy Court, Central Division of the District of Massachusetts, since 2001. Ms. Gilmore was a partner of the law firm of Sullivan & Worcester LLP from 1993 to 2000, during which time she was appointed and served as a trustee or examiner in various cases involving business finance matters. Ms. Gilmore has been an Independent Director of Five Star

Quality Care, Inc., or Five Star, since 2004 and an Independent Trustee of Government Properties Income Trust, or GOV, since 2009.

        Our Board concluded that Ms. Gilmore is qualified to serve as one of our Independent Directors based upon, among other things, her professional skills and experience in legal and business finance matters, her government service, her experience in public policy matters, her experience as a bankruptcy court clerk, bankruptcy trustee and bankruptcy examiner, her work on public company boards and board committees and her institutional knowledge gained through service on our Board for five years and her qualifying as an Independent Director in accordance with the requirements of the NYSE Amex, the SEC, our limited liability company agreement and our bylaws. Ms. Gilmore is an Independent Director in Group II and, if elected at the meeting, her term will expire at our 2015 annual meeting of shareholders.

Managing Director Nominee for a Term Expiring in 2015

THOMAS M. O'BRIEN, Age: 45

        Mr. O'Brien has been one of our Managing Directors since 2006 and our President and Chief Executive Officer since 2007. Mr. O'Brien has been an Executive Vice President of RMR since 2008, was a Senior Vice President of RMR prior to that time since 2006 and was a Vice President of RMR prior to that time since 1996. Since 2007, Mr. O'Brien has been a Director of the National Association of Truck Stop Operators, a not for profit trade association engaged in activities intended to support the travel center industry. Since 2007, Mr. O'Brien has been a director of VirnetX Holding Corporation, a publicly traded company engaged in developing communications technologies. Mr. O'Brien was the President and a Director of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor, from 2002 until 2007 and President of certain predecessor funds of RMR Real Estate Income Fund, or RIF, since their respective formations (the earliest of which was in 2002) until 2007. From 2002 through 2003, Mr. O'Brien was Executive Vice President of Hospitality Properties Trust, or HPT, where he had previously served as Treasurer and Chief Financial Officer since 1996.

        Our Board concluded that Mr. O'Brien is qualified to serve as one of our Managing Directors based upon, among other things, his knowledge of our industry and demonstrated management abilities, his role as our President and Chief Executive Officer for the past five years, his experience as a public company director, his experience as an advocate on a national trade association focused on the advancement of travel center industry interests, his institutional knowledge gained through service on our Board for five years and in key management positions with our manager for 15 years and his qualifying as a Managing Director in accordance with the requirements of our limited liability company agreement and our bylaws. Mr. O'Brien is a Managing Director in Group II and, if elected at the meeting, his term will expire at our 2015 annual meeting of shareholders.

Independent Directors Continuing in Office

PATRICK F. DONELAN, Age: 69

        Mr. Donelan has been one of our Independent Directors since 2007. Mr. Donelan has been principally a private investor since 2003. Mr. Donelan was Non-Executive Chairman and a member of the advisory board from 2002 until 2003, and was Chairman and Chief Executive Officer from 2001 through 2002 of eSecLending (Europe) Ltd, a London based privately owned company in the business of managing securities lending programs for institutional owners of publicly owned securities. Prior to its acquisition by Dresdner Bank in 1995, Mr. Donelan was Chairman of Kleinwort Benson (North America) Inc., the U.S. based subsidiary of Kleinwort Benson Limited, a United Kingdom based bank. At the time of his retirement in 2001, he was a Managing Director at Dresdner Kleinwort Wasserstein, a U.K. subsidiary of Dresdner Bank of Germany and had held senior management positions with Dresdner (or its predecessor) for many years. Mr. Donelan has been an Independent Trustee of CommonWealth REIT, or CWH, since 1998.

        Our Board concluded that Mr. Donelan is qualified to serve as one of our Independent Directors based upon, among other things, his demonstrated leadership ability, his extensive investment banking and commercial banking experience, his work on public company boards and board committees, his institutional knowledge gained through service on our Board for five years and his qualifying as an Independent Director in accordance with the requirements of the NYSE Amex, the SEC, our limited liability company agreement and our bylaws. Mr. Donelan is an Independent Director in Group III, and his term expires at our 2013 annual meeting of shareholders.

ARTHUR G. KOUMANTZELIS, Age: 81

        Mr. Koumantzelis has been one of our Independent Directors since 2007. Mr. Koumantzelis has been principally a private investor since 2007. Mr. Koumantzelis was President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, from 1998 until his retirement from that position in 2007. Mr. Koumantzelis was formerly Chief Financial Officer of Cumberland Farms, Inc., a company engaged in the convenience store business and the sale of petroleum products principally under the name "Gulf Oil" and related trademarks. Before that, Mr. Koumantzelis was a partner at the public accounting firm Ernst & Young LLP or one of its predecessors, Arthur Young & Co., for more than two decades. Mr. Koumantzelis has also served on several state appointed commissions and boards of civic organizations. Mr. Koumantzelis has been an Independent Trustee of RIF and its predecessor funds from shortly after their formation (the earliest of which was in 2002) and was an Independent Trustee of RMR Funds Series Trust from shortly after its formation in 2007 until its dissolution in 2009.(1) Mr. Koumantzelis was an Independent Director of Five Star from 2001 to 2010. Mr. Koumantzelis was an Independent Trustee of Senior Housing Properties Trust, or SNH, from 1999 until 2003 and was an Independent Trustee of HPT from 1995 until 2007.

        Our Board concluded that Mr. Koumantzelis is qualified to serve as one of our Independent Directors based upon, among other things, his extensive experience in and knowledge of the petroleum products distribution business, his demonstrated management ability, his professional skills and expertise in finance and accounting and experience as a chief financial officer, his work on public company boards and board committees, his public policy work, his institutional knowledge earned through service on our Board for five years and his qualifying as an Independent Director in accordance with the requirements of the NYSE Amex, the SEC, our limited liability company agreement and our bylaws. Mr. Koumantzelis is an Independent Director in Group I, and his term expires at our 2014 annual meeting of shareholders.

(1)
RIF, its predecessor funds and RMR Funds Series Trust are collectively referred to herein as the "RMR Funds."

Managing Director Continuing in Office

BARRY M. PORTNOY, Age: 66

        Mr. Barry M. Portnoy has been one of our Managing Directors since 2006. Mr. Portnoy has been a Managing Trustee of CWH, HPT, SNH and GOV since 1986, 1995, 1999 and 2009, respectively. He has been a Managing Director of Five Star since 2001. Mr. Portnoy is an owner of RMR and of RMR Advisors. Mr. Portnoy has been an owner and a Director of RMR (and its predecessor) since its founding in 1986, a full time employee of RMR since 1997, the Chairman of RMR since 1998 and a Director and Vice President of RMR Advisors since 2002. Mr. Portnoy has been an Interested Trustee of RIF and its predecessor funds from shortly after their formation (the earliest of which was in 2002) and was an Interested Trustee of RMR Funds Series Trust from shortly after its formation in 2007 until its dissolution in 2009. Mr. Portnoy practiced law for many years as a partner in, and chairman of, a law firm until 1997.

        Our Board concluded that Mr. Portnoy is qualified to serve as one of our Managing Directors based upon, among other things, his demonstrated leadership capability, his extensive experience in and knowledge of the commercial real estate and travel center industries, his leadership position with RMR, his extensive public company director service, his professional skills and expertise in, among other things, legal and regulatory matters, his institutional knowledge earned through prior service on our Board and in key leadership positions with our manager and his qualifying as a Managing Director in accordance with the requirements of our limited liability company agreement and our bylaws. Mr. Portnoy is a Managing Director in Group I, and his term expires at our 2014 annual meeting of shareholders.

Executive Officers

THOMAS M. O'BRIEN

        Mr. O'Brien has been our President and Chief Executive Officer since 2007, in addition to being one of our Managing Directors and having other experience as described above.

ANDREW J. REBHOLZ, Age: 47

        Mr. Rebholz has been our Executive Vice President, Chief Financial Officer and Treasurer since 2007. Mr. Rebholz has been a Senior Vice President of RMR since 2007. Previously, Mr. Rebholz served as our Senior Vice President and Controller since 2007. Prior to that time, he served as Vice President and Controller of TravelCenters of America, Inc., our predecessor, since 2002, and as Corporate Controller of our predecessor prior to that since 1997.

MICHAEL J. LOMBARDI, Age: 60

        Mr. Lombardi has been our Executive Vice President since 2007. Mr. Lombardi served our predecessor in this capacity since 2007 and previously as Senior Vice President of Sales since 2006. Prior to joining our predecessor, Mr. Lombardi was employed for seven years in senior positions in the global marketing and customer service divisions of Ford Motor Company and prior to that for 13 years in the retail marketing division of British Petroleum plc.

MARK R. YOUNG, Age: 49

        Mr. Young has been our Executive Vice President and General Counsel since 2007. Mr. Young has been a Senior Vice President of RMR since 2011. Previously, Mr. Young served as Vice President of Leasing and Associate General Counsel of RMR from 2006 to 2007. Prior to that time, he served as Assistant Vice President and Associate General Counsel of RMR since 2001.

ARA A. BAGDASARIAN, Age: 55

        Mr. Bagdasarian has been our Executive Vice President since 2010. Previously, Mr. Bagdasarian served us and our predecessor as our Senior Vice President, Shop Marketing, since 2007. Prior to that time, Mr. Bagdasarian served our predecessor as Vice President, Retail since 2003 and held positions in marketing and operations with our predecessor since 1987.

BARRY A. RICHARDS, Age: 59

        Mr. Richards has been our Executive Vice President since 2010. Previously, Mr. Richards served as our Senior Vice President, Food, since 2008 and prior to that as Vice President, Restaurants since 2007. Prior to that time, Mr. Richards served us and our predecessor as a Regional Vice President since 2007. Prior to that, Mr. Richards served our predecessor as a District Manager since 2001.

        There are no family relationships among any of our Directors or executive officers. Our executive officers serve at the discretion of our Board.

        RMR, RMR Advisors, CWH, HPT, SNH, GOV, Five Star and RIF may be considered to be affiliates of us. Each of RIF's predecessor funds and RMR Funds Series Trust may have been considered to be affiliates of us. RMR is a privately owned company that provides management services to public and private companies, including us, CWH, HPT, SNH, GOV and Five Star. CWH is a publicly traded real estate investment trust, or REIT, that primarily owns office buildings and industrial properties. HPT is a publicly traded REIT that primarily owns hotels and travel centers. SNH is a publicly traded REIT that primarily owns senior living properties and medical office buildings. GOV is a publicly traded REIT that primarily invests in properties that are majority leased to government tenants. Five Star is a publicly traded real estate based operating company in the healthcare and senior living services business. RIF and each of its predecessor funds is or was a closed end investment company registered under the Investment Company Act of 1940, as amended, or the 1940 Act. RMR Funds Series Trust was an open end investment company registered under the 1940 Act prior to its dissolution in 2009.

BOARD OF DIRECTORS

        Our business is conducted under the general direction of our Board as provided by our limited liability company agreement, our bylaws and the laws of the State of Delaware, the state in which we were organized on October 10, 2006.

        Three of our Directors, Messrs. Koumantzelis and Donelan and Ms. Gilmore, are our Independent Directors within the meaning of our limited liability company agreement and bylaws. Two of our Directors, Messrs. O'Brien and Portnoy, are our Managing Directors within the meaning of our limited liability company agreement and bylaws.

        Our limited liability company agreement and bylaws require that a majority of our Board be Independent Directors. In determining the status of those Directors who qualify as Independent Directors, each year our Board affirmatively determines whether the Directors have a direct or indirect material relationship with us, including our subsidiaries, other than serving as our Directors. When assessing a Director's relationship with us, our Board considers all relevant facts and circumstances, not merely from the Director's standpoint, but also from that of the persons or organizations with which the Director has an affiliation.

        Our Board has determined that Messrs. Koumantzelis and Donelan and Ms. Gilmore currently qualify as independent directors under applicable NYSE Amex rules and are Independent Directors under our limited liability company agreement and bylaws. In making these determinations, our Board considered each of these three Directors' service in other enterprises and on the boards of other companies to which RMR and its affiliates provide management services. Our Board has concluded that none of these Directors possessed or currently possesses any relationship that could impair his or her judgment in connection with his or her duties and responsibilities as a Director or that could otherwise be a direct or indirect material relationship under applicable NYSE Amex standards.

        During 2011, our Board held six meetings, our Audit Committee held ten meetings, our Compensation Committee held eight meetings, and our Nominating and Governance Committee held five meetings. During 2011, each Director attended 75% or more of the total number of meetings of our Board and any committee of which he or she was a member during the time in which he or she served on our Board or such committee. All of our Directors attended last year's annual meeting of shareholders.

        Pursuant to our Governance Guidelines, our Independent Directors meet at least once each year without management. The presiding Director at these meetings is the Chair of our Audit Committee, unless the Independent Directors in attendance select another Independent Director to preside.

        Subject to certain limitations, our limited liability company agreement and separate indemnification agreements require that we indemnify our Directors and officers.

Board Leadership Structure

        Our Board is comprised of both Independent Directors and Managing Directors, with a majority being Independent Directors. Our Independent Directors are not employees of ours or of RMR, are not involved in our day to day activities and are persons who qualify as independent under our limited liability company agreement, our bylaws and applicable rules of the NYSE Amex and SEC. Our Managing Directors are not Independent Directors and have been employees of RMR or involved in our day to day activities for at least one year. Our Board is composed of three Independent Directors and two Managing Directors. Our President and Chief Executive Officer is one of our Managing Directors, and one or more of our executive vice presidents regularly attend Board meetings, as does our Director of Internal Audit. Other officers of ours may also attend Board meetings as, on occasion, may officers of RMR, in each case at the invitation of our Board.

        Our Audit, Compensation and Nominating and Governance Committees are comprised solely of our Independent Directors, and an Independent Director serves as Chair of each such committee. These three standing committees have responsibilities related to our leadership and governance, including among other things: (i) our Audit Committee reviews our financial reports, oversees our accounting and financial reporting processes, selects our independent accountants, determines the compensation paid to our independent accountants, and assists our Board with its oversight of our internal audit function and our compliance with legal and regulatory requirements; (ii) our Compensation Committee annually determines the compensation we pay to our Chief Executive Officer, Chief Financial Officer and any other senior executive of ours who is also a senior executive of RMR, recommends to our Board the compensation we pay to our other executive officers, administers the Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan, or the Share Award Plan, including the making of grants of restricted share awards under the Share Award Plan, evaluates the performance of our Director of Internal Audit and approves the compensation we pay to him, reviews and approves our business management and shared services agreement with RMR, or our business management agreement, and our property management agreement with RMR, evaluates RMR's performance under those agreement, evaluates and approves the expenses, costs and compensation we pay under those agreements and determines whether those agreements will be renewed, amended, terminated or allowed to expire; and (iii) our Nominating and Governance Committee considers nominees to serve on our Board, recommends to our Board nominees for election to our Board, assesses our Board's performance, and reviews and assesses our Board leadership structure and develops and recommends Governance Guidelines and recommends to the Board any changes it determines appropriate. The Chairs of the Audit, Compensation and Nominating and Governance Committees set the agenda for their respective committee meetings, but committee members, our Managing Directors or members of our management may suggest agenda items to be considered by these committees.

        We do not have a Chairman of our Board or a lead Independent Director. Special meetings of the Board may be called at any time on the written request to our Secretary of a majority of the Directors then in office. Our Managing Directors, in consultation with our Executive Vice President, Chief Financial Officer and Treasurer, Director of Internal Audit and Executive Vice President and General Counsel, set the agenda for our Board meetings, and any Independent Director may place an item on an agenda by providing notice to a Managing Director, our President and Chief Executive Officer, or our Executive Vice President, Chief Financial Officer and Treasurer. Discussions at Board meetings are led by the Managing Director or Independent Director who is most knowledgeable on a subject. Our Board is small, which facilitates informal discussions and communication from management to the Board and among Directors. Our Independent Directors meet to consider Company business without the attendance of our Managing Directors or our officers, and they meet separately with our officers, with our Director of Internal Audit and with our outside accountants. In such meetings of our Independent Directors, the Chair of the Audit Committee presides unless the Independent Directors determine otherwise.

        In light of the size of our Board and the oversight provided by and involvement of our Independent Directors and Board committees in the leadership of our company, our Board considers that our current leadership structure and conduct combines appropriate leadership with the ability to conduct our business efficiently and with appropriate care and attention.

Risk Oversight

        Our Board oversees risk as part of its general oversight of our Company, and oversight of risk is addressed as part of various Board and Board committee activities and through regular and special Board and Board committee meetings. The actual day-to-day business of our Company is conducted by our management, and our management implements risk management in its activities. RMR provides us advice and assistance with our risk management function. In discharging their oversight responsibilities, our Board and Board committees regularly review a wide range of reports provided to them by our management and by RMR and other service providers, including reports on market and industry conditions, operating and compliance reports, financial reports, reports on risk management activities, regulatory and legislative updates that may impact us, legal proceedings updates and reports on other business related matters, and discusses such matters among themselves and with Company management, representatives of RMR, counsel and our independent accountants. Our Audit Committee, which meets at least quarterly and reports its findings to our Board, performs a lead role in helping our Board fulfill its responsibilities for oversight of our financial reporting, internal audit function, risk management and our compliance with legal and regulatory requirements. Our Board and Audit Committee review periodic reports from our independent registered public accounting firm regarding potential risks, including risks related to our internal controls. Our Audit Committee also annually reviews, approves and oversees an internal audit plan developed by our Director of Internal Audit with the goal of helping our Company systematically evaluate the effectiveness of our risk management, control and governance processes, and periodically meets with our Director of Internal Audit to review the results of our internal audits, and directs or recommends to the Board actions or changes it determines appropriate to enhance or improve the effectiveness of our risk management. Our Compensation Committee also evaluates the performance of our Director of Internal Audit and RMR's performance under our business and property management agreements. Also, our Compensation Committee and our Board consider the fact that we have a share grant program which requires share grants to vest over a period of years, rather than a stock option program such as is employed by many other publicly owned companies. We believe that the use of share grants vesting over time rather than stock options mitigates the incentives for our management to undertake undue risks and encourages our management to make longer term, less risk prone decisions.

        While a number of risk management functions are performed, it is not possible to identify all of the risks that may affect us or to develop processes and controls to eliminate all risks and their possible effects, and processes and controls employed to address risks may be limited in their effectiveness. Moreover, it is necessary for our Company to bear certain risks to achieve our objectives. As a result of the foregoing and other factors, our Company's ability to manage risk is subject to substantial limitations.

BOARD COMMITTEES

        We have a standing Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which has a written charter. Each of the above committees is currently comprised of Mr. Koumantzelis, Ms. Gilmore and Mr. Donelan, who are independent under applicable NYSE Amex listing standards and each committee's respective charter, and, in the case of our Audit Committee, the applicable independence requirements of the SEC. Our Audit Committee, Compensation Committee and Nominating and Governance Committee are delegated the powers of our Board necessary to carry out their responsibilities.

        Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. The primary function of our Audit Committee is to assist our Board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. Our Board has determined that Mr. Koumantzelis is our Audit Committee financial expert and is "independent" as defined by the rules of the SEC and the NYSE Amex. Our Board's determination that Mr. Koumantzelis is our Audit Committee financial expert was based upon his experience as: (i) a member of the audit committees of other publicly owned companies; (ii) the chief financial officer of a company which was required to file reports with the SEC; and (iii) a certified public accountant who was responsible for auditing companies which filed SEC reports. Under its charter, our Audit Committee has the final authority and responsibility to select our independent registered public accounting firm.

        Our Compensation Committee's primary responsibilities include: (1) reviewing and approving the terms of RMR's business management and property management agreements with us, evaluating the performance of RMR under these agreements and the expenses, costs and compensation we pay under these agreements, approving those expenses, costs and compensation that we are required to pay under these agreements and assessing and determining whether we should enter into any agreement in replacement of or in addition to the business management or property management agreements; (2) evaluating the performance of our Chief Executive Officer and Chief Financial Officer and determining and approving any compensation, including any equity compensation, paid to our Chief Executive Officer, Chief Financial Officer and other senior executives of ours who are also senior executives of RMR; (3) recommending to our Board the cash compensation paid by us to individuals who serve as our executive officers other than our Chief Executive Officer, Chief Financial Officer and other senior executives of ours who are also senior executives of RMR; (4) evaluating the performance of our Director of Internal Audit and determining the compensation payable to him, including determining our allocated costs of such compensation as contemplated by our business management agreement; (5) administering and making grants under the Share Award Plan; (6) evaluating whether our executive compensation programs encourage appropriate levels of risk taking by our executives; and (7) reviewing and considering the incentives and risks associated with our compensation policies and practices.

        The responsibilities of our Nominating and Governance Committee include: (1) identification of individuals qualified to become members of our Board and recommending to our Board the Director nominees for each annual meeting of shareholders or when Board vacancies occur; (2) development, and recommendation to our Board, of governance guidelines; and (3) evaluation of the performance of our Board.

        The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter.

        Our policy with respect to Board members' attendance at our annual meetings of shareholders can be found in our Governance Guidelines, the full text of which appears at our website at www.tatravelcenters.com. In addition to our Governance Guidelines, copies of the charters of our Audit, Compensation and Nominating and Governance Committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge at our website, www.tatravelcenters.com, or by writing to our Secretary, TravelCenters of America LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.

 COMMUNICATIONS WITH DIRECTORS

        Any shareholder or other interested person who desires to communicate with our Independent Directors or any Directors, individually or as a group, may do so by filling out a report at our website (www.tatravelcenters.com), by calling our toll free confidential message system at (888) 982-5528, or by writing to the party for whom the communication is intended, care of our Director of Internal Audit, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. Our Director of Internal Audit will then deliver any communication to the appropriate party or parties.

SELECTION OF CANDIDATES FOR DIRECTORS;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS

        Our Board has established Governance Guidelines which, together with our limited liability company agreement and bylaws, set forth the qualifications for service on our Board. Our Governance Guidelines may be changed from time to time by our Board upon the recommendation of our Nominating and Governance Committee. Our Board makes nominations of persons to be elected by shareholders as Directors. Our Board also elects Directors to fill Board vacancies which may occur from time to time. In both these circumstances, our Board will act upon recommendations made by our Nominating and Governance Committee.

        In considering candidates to serve as Directors, our Nominating and Governance Committee seeks individuals who have qualities which the Committee believes will be effective in serving our long term best interests. Among the characteristics which the Committee considers are the following: integrity, experience, achievements, judgment, intelligence, competence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, likelihood that a candidate will be able to serve on our Board for an extended period and other matters that our Nominating and Governance Committee deems appropriate. While our Board does not have a specific diversity policy in connection with the selection of nominees for Directors, due consideration is given to our Board's desire for an overall balance of diversity of perspectives, backgrounds and experiences. Our Board does not consider gender, sexual orientation, race, religion, ethnicity, national origin or citizenship to be relevant considerations and does not discriminate on the basis of such criteria. When considering candidates, our Nominating and Governance Committee will also assist our Board in determining the desired mix of experience, skills, attributes and other criteria that will strengthen our Board in a way that best serves the long term interests of our Company and complements the experience, skills, attributes and qualifications of existing Directors. Depending on whether the position to be filled is that of an Independent Director or a Managing Director, the qualifications of the candidate to meet the criteria for each such category of Director is considered. In seeking candidates for Director who have not previously served as our Director, the Nominating and Governance Committee may use the business, professional and personal contacts of its members, it may accept recommendations from other Board members, and, if it considers it appropriate, the Nominating and Governance Committee may engage a professional search firm. In addition to other criteria, our bylaws require that nominees submit detailed personal and financial information required in connection with our license or regulation by state insurance and gambling authorities.

        In 2011, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our Board. We did not receive any shareholder recommendations or nominations for our Board for the 2012 annual meeting of shareholders, except the nominations made by our Board and recommendations by our Nominating and Governance Committee, each of which includes Board members who are shareholders of record, and correspondence from an individual claiming to be a shareholder and seeking to nominate himself to our Board. Our Nominating and Governance Committee reviewed this correspondence and determined that the purported self-nomination did not comply with the advance notice and other provisions set forth in our limited liability company agreement, bylaws and Nominating and Governance Committee Charter.

        Our Nominating and Governance Committee recommended to our Board that Ms. Gilmore and Mr. O'Brien be nominated for election as the Independent Director and Managing Director, respectively, in Group II.

        Shareholder Recommendations for Nominees.    A responsibility of our Nominating and Governance Committee is to consider candidates for election as Directors who are properly recommended by shareholders. To be considered by our Nominating and Governance Committee, a shareholder recommendation for a nominee must be made: (i) by a shareholder who is entitled under our limited liability company agreement and bylaws and applicable state and federal laws to nominate the nominee at the meeting and (ii) by written notice to the Chair of our Nominating and Governance Committee and our Secretary given within the 30 day period ending on the last date on which shareholders may give a timely notice of nomination for such meeting under our bylaws and applicable state and federal laws, which notice must be accompanied by the information and documents with respect to the recommended nominee which the recommending shareholder would have been required to provide in order to nominate such nominee for election at the shareholders meeting in accordance with our bylaws and applicable state and federal laws. Our Nominating and Governance Committee may request additional information about the shareholder recommended nominee or about the shareholder recommending the nominee. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our Nominating and Governance Committee.

        The preceding paragraph applies only to shareholder recommendations for nominees. A shareholder nomination must be made in accordance with the provisions of our limited liability company agreement and bylaws, including the procedures discussed below, and applicable state and federal laws.

        2013 Annual Meeting Deadlines for Shareholder Proposals Pursuant to Rule 14a-8 under the Exchange Act.    Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2013 annual meeting of shareholders must be received at our principal executive offices on or before November 16, 2012 in order to be considered for inclusion in our proxy statement for our 2013 annual meeting of shareholders, provided that if we hold our 2013 annual meeting on a date that is more than 30 days before or after May 10, 2013, shareholders must submit proposals for inclusion in our 2013 proxy statement within a reasonable time before we begin to print our proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials unless conditions specified in the rule are met.

        2013 Annual Meeting Deadlines for Shareholder Nominations and Shareholder Proposals not Made Pursuant to Rule 14a-8 under the Exchange Act.    In order for a shareholder properly to propose a nominee for election to our Board or propose business outside of Rule 14a-8 under the Exchange Act, the shareholder must comply in all respects with the advance notice and other provisions set forth in our limited liability company agreement and bylaws, which currently include, among other things, requirements as to the shareholder's timely delivery of advance notice, share ownership and submission of specified information. For example, the shareholder giving notice must: (i) have continuously held at least $2,000 in market value (as determined under our bylaws), or 1%, of our shares entitled to vote at the meeting on the election or the proposal of other business, as the case may be, for at least one year from the date the shareholder gives its advance notice and continuously hold such shares through and including the time of the meeting (including any adjournment or postponement of the meeting); (ii) be a shareholder of record at the time of giving notice through and including the time of the meeting (including any adjournment or postponement of the meeting); (iii) be entitled to make nominations or propose other business and to vote at the meeting on the election or proposal of other business, as the case may be; (iv) hold a certificate for all shares of the Company owned by such shareholder during all times described in clause (i); (v) be present in person or by proxy at the meeting to answer questions about the nomination or other business, as the case may be; and (vi) have complied in all respects with the advance notice provisions for shareholder nominations and proposals of other business set forth in our limited liability company agreement and bylaws. The notice must set forth detailed specified information about the nominee and the nominee's affiliates and associates, the shareholder making the nomination and affiliates and associates of that shareholder, and provide to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the shareholder's nomination or proposal. As to any other business that the shareholder proposes to bring before the meeting, the notice must set forth a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of the shareholder and any affiliates and associates of that shareholder, a description of all agreements, arrangements and understandings involving the shareholder in connection with the proposal of such business and a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the business before the meeting.

        In addition, at the same time as the submission of a shareholder nomination or proposal for consideration at a meeting of our shareholders that, if elected or approved and implemented by us, would cause us to be in breach of any covenant in or in default under any debt instrument or agreement or other material agreement of ours or any subsidiary of ours, the shareholder must submit to our Secretary (i) evidence satisfactory to our Board of the lender's or contracting party's willingness to waive the breach of covenant or default, or (ii) a detailed plan for repayment of the applicable indebtedness or curing the contractual breach or default and satisfying any resulting damage, specifically identifying the actions to be taken or the source of funds, which plan must be satisfactory to our Board in its discretion, and evidence of the availability to us of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the shareholder nomination or other proposal that are at least as favorable to us, as determined by our Board in its discretion. Additionally, if (i) the submission of a shareholder nomination or proposal of other business to be considered at a shareholders meeting could not be considered or, if elected or approved, implemented by us without our or any subsidiary of ours, or the proponent shareholder, the nominee, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any governmental or regulatory body, or a governmental action, or (ii) such shareholder's ownership of our shares or any solicitation of proxies or votes or holding or exercising proxies by such shareholder, the nominee or their respective affiliates or associates would require governmental action, then, at the same time as the submission of the shareholder nomination or proposal of other business, the proponent shareholder shall submit to our Secretary (x) evidence satisfactory to our Board that any and all governmental action has been given or obtained, including, without limitation, such evidence as our Board may require so that any nominee may be determined to satisfy any suitability or other requirements or (y) if such evidence was not obtainable from a governmental or regulatory body by such time despite the shareholder's diligent and best efforts, a detailed plan for making or obtaining the governmental action prior to the election of the nominee or the implementation of the proposal for other business, which plan must be satisfactory to our Board in its discretion.

        Our bylaws require that shareholder nominations and proposals intended to be made outside of Rule 14a-8 under the Exchange Act at our 2013 annual meeting of shareholders must be submitted, in accordance with the requirements of our bylaws, not later than 5:00 p.m. Eastern Time on November 16, 2012 (which is also the date, after which, shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act would be considered "untimely" within the meaning of Rule 14a-4(c) under the Exchange Act) and not earlier than October 17, 2012; provided, that, if our 2013 annual meeting is called for a date that is more than 30 days earlier or later than May 10, 2013, then a shareholder's notice must be so delivered not later than 5:00 p.m. Eastern Time on the tenth day following the earlier of the day on which (i) notice of the date of our 2013 annual meeting is mailed or otherwise made available or (ii) public announcement of the date of our 2013 annual meeting is first made by us.

        The foregoing description of the procedures for a shareholder to propose a nomination for election to our Board or other business for consideration at an annual meeting is only a summary and is not a complete listing of all requirements. Copies of our limited liability company agreement and bylaws, including the provisions which concern shareholder recommendations to our Nominating and Governance Committee and the requirements for shareholder nominations and other proposals, may be obtained by writing to our Secretary at TravelCenters of America LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 or from the SEC's website at www.sec.gov. Any shareholder considering making a nomination or other proposal should carefully review and comply with those provisions. Under our limited liability company agreement and bylaws, a shareholder is obligated to indemnify us for costs and expenses we incur arising from the shareholder's breach or failure to fully comply with any covenant, condition or provision of our limited liability company agreement or bylaws, including costs and expenses we may incur as a result of the shareholder's failure to comply with the requirements to make nominations and proposals.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Process

        Our compensation program is designed to help us achieve our business objectives, which include, but are not limited to, increasing, on a long term basis, the value of the Company by improving our prospects, our competitive position within our industry and our financial and operating performance, as well as achieving strategic initiatives and objectives. Individual performance is an important factor in determining each element of compensation. Our Compensation Committee determines the total compensation of our Chief Executive Officer, Chief Financial Officer and General Counsel and the amount of share grants to all of the executive officers. Our Compensation Committee recommends to our Board and the Board determines all compensation, other than share grants, for our executive officers other than our Chief Executive Officer, Chief Financial Officer and General Counsel. There is no formulaic approach to the determinations of an executive officer's compensation as it is in the discretion of our Compensation Committee and our Board and determinations of an executive officer's compensation are not made as a result of benchmarking compensation against that of other companies.

We believe it is important to align the interests of our executive officers with those of our shareholders and therefore have determined that a significant portion of an executive officer's annual compensation will be paid in the form of restricted share awards that vest over a period of at least four years. We also believe that performance and retention of our executive officers is improved by paying a substantial portion of each executive officer's cash compensation as an annual bonus. We currently limit the annual base salaries of our executive officers and utilize changes in annual cash bonus amounts as the primary mechanism for effecting annual compensation adjustments for our executive officers.

        In making their discretionary compensation determinations each year, our Compensation Committee's and Board's qualitative and subjective considerations of an executive's performance generally include, but are not limited to, the executive officer's:

  •
  accomplishments achieved during the year;

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  ability to identify areas for the company's improvement and to achieve benefits from those improvements;

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  quality of decisions made;

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  ability to lead employees both in routine activities and in special projects;

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  change in performance as compared to the prior year;

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  perceived potential for future development and for assuming additional or alternative duties in the future;

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  background, training, education and experience;

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  specific areas of expertise and value to us, and the likelihood we could find a suitable replacement on a timely and cost effective basis; and

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  compensation compared to that of other individuals within our company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals.

        In addition to the consideration of the various factors described in the preceding paragraphs, our Compensation Committee and our Board consider data regarding historical pay and available compensation data for public companies that are engaged in businesses similar to our business or that possess size or other characteristics which are similar to ours. None of our direct competitors are public companies and so we did not have access to the compensation practices and amounts of those companies. Consequently, in order to obtain a general understanding of current trends in compensation practices and ranges of amounts being awarded by other public companies, RMR compiled and reviewed comparative data gleaned from public filings regarding compensation paid by a group of public companies in the following industries: specialty retail; hotels, restaurants and leisure; food retail; and food and staples retailing industries.(2) Our Compensation Committee did not engage compensation consultants to participate in the determination or recommendation of the amount or form of executive compensation.

(2)
This group of public companies was comprised of Advance Auto Parts, Inc.; AutoZone, Inc.; BJ's Wholesale Club, Inc.; Brinker International, Inc.; Casey's General Stores, Inc.; Cracker Barrel Old Country Store, Inc.; Darden Restaurants, Inc.; Genuine Parts Company; Jack in the Box Inc.; Office Depot, Inc.; OfficeMax Incorporated; Staples, Inc.; Starbucks Corporation; Susser Holdings Corporation; The Pantry, Inc.; Wendy's International, Inc.; and YUM! Brands, Inc.

        In September 2011, Ms. Gilmore, the Chair of our Compensation Committee, met with Mr. Barry Portnoy, our Managing Director who is not also one of our executive officers, Mr. Adam Portnoy, President and Chief Executive Officer of RMR, and the chairs of the compensation committees of other public companies for which RMR provides services. The purpose of this meeting as it concerns our compensation matters was to discuss compensation philosophy regarding potential share grants to be made by us and to consider the compensation payable by us to our Director of Internal Audit who provides services to us and to other companies managed by RMR and its affiliates.

        At a Compensation Committee meeting in November 2011 our Compensation Committee conducted a review of executive and employee compensation and considered recommendations arising from the September 2011 meeting, recommendations provided by management and other factors such as (1) the amounts and value of historical share awards made to each executive officer, (2) the amounts of share awards granted to persons with similar levels of responsibility, (3) the then current market prices of our shares, (4) the performance of each executive officer during 2011, (5) each executive officer's expected future contributions to us, (6) each executive officer's relative mix of cash and noncash compensation, (7) the comparative data about executive compensation trends and amounts that RMR prepared, and (8) our financial position and operating performance in the past year and our perceived future prospects. There was no formulaic approach to the use of these various factors in determining the number of shares to award to each executive officer. The share amounts were determined on a subjective basis using the various factors at our Compensation Committee's sole discretion. Our Compensation Committee did not engage a compensation consultant to participate in the determination or recommendation of the amounts or form of compensation for our executive officers. Messrs. O'Brien and Rebholz participated in the Compensation Committee meeting with regard to consideration of compensation generally and to our other officers, but they left that meeting and did not participate in the Compensation Committee's determination and recommendation of their compensation. For bonus amounts paid to our executive officers for 2011, there were no bonus targets established. In addition, no bonus targets have been established for purposes of bonus amounts that may be paid to our executive officers in 2012. In keeping with our Compensation Committee's desire to reduce the incentives for management to take excessive risk for short term benefit, our Compensation Committee considers historical levels of compensation and gradual increases thereof to be among the most important factors in determining compensation, but certainly not the sole factor.

Compensation Components

        The mix of base salary, cash bonus and equity compensation that we pay to our executive officers varies depending on the executive officer's position and responsibilities with us. Our Compensation Committee does not follow a set formula or specific guidelines in determining how to allocate among the compensation components.

        The components of the compensation packages of our executive officers are as follows:

Base salary

        Base salaries are reviewed annually and adjusted, if appropriate, on a subjective basis based upon consideration of a number of factors including, but not limited to, the following for each executive officer: (1) historical compensation, (2) accomplishments achieved during the year, (3) ability to identify areas for the Company's improvement and to achieve benefits from those improvements, (4) quality of decisions made, (5) ability to lead employees both in routine activities and in special projects,

(6) change in performance as compared to the prior year, (7) perceived potential for future development and for assuming additional or alternative duties in the future, (8) the executive officer's background, training, education and experience, (9) the market demand for specific expertise possessed by the executive officer, the executive officer's value to us and the likelihood we could find a suitable replacement on a timely and cost effective basis, (10) a comparison of the executive officer's pay to that of other individuals within our Company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals, (11) the comparative data about executive compensation trends and amounts that RMR prepared; and (12) our financial position and operating performance throughout 2011. Currently, we limit the annual base salaries of our executive officers to a maximum of $300,000, with the exception of Mr. Lombardi whose annual base salary has been limited to $339,000, which is the annual base salary amount that was established for him by our predecessor. Subject to the limits we have on annual base salaries, we also adjust base salaries, as warranted, for promotions and other changes in the executive officer's role which may occur from time to time. In 2011, the annual base salary for Mr. Young was increased to $300,000, and the annual base salary for Mr. Bagdasarian was increased to $260,000. In determining the annual base salary for Mr. O'Brien, the Compensation Committee considers the experiences and insights of RMR with respect to Mr. O'Brien's performance. In determining the annual base salary for Mr. Rebholz, the Compensation Committee considers an evaluation of Mr. Rebholz's performance provided by Mr. O'Brien and the experiences and insights of RMR with respect to Mr. Rebholz's performance. In determining the annual base salary for our other executive officers, the Compensation Committee considers an evaluation of those officers' performances provided by Messrs. O'Brien and Rebholz and the experiences and insights of RMR with respect to those officers' performances.

Annual bonus and Share Award Plan

        Each of our executive officers, including our Chief Executive Officer, is eligible to receive an annual cash bonus and share award. There is no formulaic approach used in determining the amount of these annual cash and share awards. The cash bonus and share awards are determined on a subjective basis by our Compensation Committee and Board, as the case may be, based upon consideration of a number of factors including, but not limited to, the following for each executive officer: (1) historical bonus and share awards to the individual, (2) accomplishments achieved during the year, (3) ability to identify areas for the Company's improvement and to achieve benefits from those improvements, (4) quality of decisions made, (5) ability to lead employees both in routine activities and in special projects, (6) change in performance as compared to the prior year, (7) perceived potential for future development and for assuming additional or alternative duties in the future, (8) the market demand for specific expertise possessed by the executive officer, the executive officer's value to us and the likelihood we could find a suitable replacement on a timely and cost effective basis, (9) a comparison of the executive officer's total compensation to that of other individuals within our Company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals, (10) the amounts of share awards granted to persons with similar levels of responsibility, (11) the then current market prices of our shares, (12) each executive officer's relative mix of cash and noncash compensation, (13) the comparative data about executive compensation trends and amounts that RMR prepared, and (14) our financial position and operating performance throughout 2011. In addition, in determining cash bonus and share awards for our executive officers, our Compensation Committee and Board also consider the recommendations of the Chair of the Compensation Committee following her meeting with Mr. Portnoy and the chairs of the compensation committees of other public companies for which RMR provides services, the experiences and insights of RMR with respect to the performances of our executive officers, the evaluation provided by Mr. O'Brien of Mr. Rebholz's performance and the evaluations provided by Messrs. O'Brien and Rebholz of our other executive officers' performances. We currently limit the annual base salaries of our executive officers and utilize changes in annual cash bonus amounts as the primary mechanism for effecting annual compensation adjustments for our executive officers. For 2011, the increases in the annual cash bonus amounts paid to our executive officers reflect this interplay between the annual base salary limitation and annual cash bonus amounts, within the context of the other factors described above that are taken into account in determining annual cash bonus and share award amounts.

        Mr. O'Brien's annual bonus is determined on a subjective basis by our Compensation Committee, composed solely of Independent Directors, who base their decision upon their consideration and evaluation of his performance during the year. Considerations may include, but may not be limited to, our financial performance, our growth and our success in achieving strategic initiatives and objectives as well as the other matters noted above that our Compensation Committee considers in making this determination. For 2011, our Compensation Committee awarded Mr. O'Brien an annual bonus of $1,400,000 in cash and also awarded him 200,000 common shares that will vest in ten equal annual installments beginning on the grant date. The shares awarded had a value at the grant date of $848,000, of which the vested portion was $84,800 as of the grant date. In making this cash bonus and this share award, our Compensation Committee considered Mr. O'Brien's performance in leading the Company through challenging economic conditions that continued to exist in the United States throughout 2011, including but not limited to his managing capital and operating expenditures in relation to the prevailing business levels in order to conserve liquidity and maintain our cash balance, maintaining fuel sales and pricing in order to maintain fuel margin and developing new and enhancing existing marketing programs to grow our business in a slowly recovering economy, management's successes in 2011 in negotiating and managing the acquisition of several new sites and integrating such new sites into the Company's business, managing the Company's recently expanded capital investment program to improve existing and newly acquired sites, and managing the successful completion of an equity offering and an amended and increased bank facility. Our Compensation Committee determined that the share award would vest over time to ensure a continuing commonality of interest between Mr. O'Brien and our shareholders, to provide Mr. O'Brien with an incentive to remain with us to earn the unvested portion of the award and to encourage appropriate levels of risk taking in his long term decisions affecting our business. The foregoing description of the share award to Mr. O'Brien during 2011 does not include the share award granted to him in his capacity as one of our Directors.

        The annual cash bonuses for Mr. Rebholz and Mr. Young were determined by our Compensation Committee after consideration of the same criteria described above with regard to Mr. O'Brien as applied to Mr. Rebholz's and Mr. Young's respective performances and after consideration of the other matters noted above that our Compensation Committee considers in determining Mr. Rebholz's and Mr. Young's compensation. The annual cash bonuses for our executive officers, other than Messrs. O'Brien, Rebholz and Young, were recommended by our Compensation Committee and approved by our Board, based upon the consideration and evaluation of each executive's performance and level of total compensation as well as the other matters noted above that our Compensation Committee and Board consider in making these determinations. These considerations included, but were not limited to, our financial and operating performance during 2011 and each executive officer's level of total compensation.

        Messrs. O'Brien and Rebholz were also officers of RMR throughout all of 2011. Because at least 80% of Messrs. O'Brien's and Rebholz's business time is devoted to services to us, 80% of

Messrs. O'Brien's and Rebholz's total cash compensation (that is, the combined base salary and cash bonus paid by us and RMR) was paid by us and the remainder was paid by RMR. Mr. Young was named an officer of RMR effective October 2011 and for the period from then through December 31, 2011, 80% of Mr. Young's total cash compensation (that is, the base salary and cash bonus paid by us and RMR) was paid by us and the remainder was paid by RMR. Messrs. O'Brien, Rebholz and Young are also eligible to participate in certain RMR benefit plans.

        No target cash bonus for 2012 has been established for our executive officers.

        We made equity awards under the Share Award Plan to our executive officers and others based upon factors that our Compensation Committee considered relevant to align the interests of the persons to whom awards were made with our business objectives, which include, but are not limited to, increasing, on a long term basis, the value of the Company by improving our prospects, our competitive position within our industry, and our financial and operating performance, as well as achieving strategic initiatives and objectives. In addition to the award of common shares made to Mr. O'Brien during 2011, our Compensation Committee awarded common shares to each of our other executive officers who were in our employ at the grant date. These awards ranged in size and value from 50,000 shares, having a grant date value of $212,000, to 100,000 shares, having a grant date value of $424,000. In determining the size of each share award, the Compensation Committee considered the responsibilities of the executive, the relation of the size of the award to the size of the share award made to Mr. O'Brien and other factors, including their past and expected future performances and possible cash bonuses, prior year share grant amounts, 2011 annual base cash salaries, the executive officer's tenure with the Company and the Company's operational results during 2011. In each case, the Compensation Committee determined that the share awards would vest in five equal annual installments for those other executive officers, other than Mr. Rebholz whose shares vest in ten equal annual installments, in each case beginning on the date of the grant to ensure a continuing commonality of interest between the recipients and our shareholders, to provide our executives with an incentive to remain with us to earn the unvested portion of the award and to encourage appropriate levels of risk taking in their long term decisions affecting our business.

Perquisites and other benefits

        Our executive officers are entitled to participate in our benefit plans on the same terms as our other employees. These plans include medical, dental and life insurance plans and a defined contribution retirement plan.

All other payments

        The summary compensation table below includes amounts described as "All Other Compensation." For 2011, there were no such amounts paid to our executive officers.

COMPENSATION COMMITTEE REPORT

        The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011.

COMPENSATION COMMITTEE
Barbara D. Gilmore, Chair Patrick F. Donelan Arthur G. Koumantzelis

 COMPENSATION TABLES

        The following tables provide: (1) summary 2011, 2010 and 2009 compensation information relating to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated persons during 2011 who were executive officers of ours at December 31, 2011; (2) information with respect to share awards made to these persons during 2011 and prior years; and (3) compensation information relating to our Directors for 2011. The compensation information for the persons included in the compensation tables are for services rendered to us and our subsidiaries and do not include information regarding compensation received by such persons for services rendered to RMR.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Thomas M. O'Brien	2011	$300,000	$1,400,000	$907,250	$—	$2,607,250
President and Chief Executive Officer(3)	2010	$300,000	$1,300,000	$744,100	$—	$2,344,100
	2009	$300,000	$1,175,000	$875,175	$2,500	$2,352,675
Andrew J. Rebholz	2011	$300,000	$450,000	$424,000	$—	$1,174,000
Executive Vice President, Chief Financial	2010	$300,000	$400,000	$355,000	$—	$1,055,000
Officer and Treasurer	2009	$275,000	$325,000	$321,750	$291,515	$1,213,265
Michael J. Lombardi	2011	$339,000	$275,000	$212,000	$—	$826,000
Executive Vice President	2010	$339,000	$250,000	$159,750	$—	$748,750
	2009	$339,000	$230,000	$193,050	$1,151,360	$1,913,410
Mark R. Young	2011	$300,000	$275,000	$212,000	$—	$787,000
Executive Vice President and General Counsel	2010	$290,000	$250,000	$159,750	$—	$699,750
	2009	$275,000	$230,000	$193,050	$2,292	$700,342
Ara A. Bagdasarian,	2011	$250,000	$250,000	$212,000	$—	$712,000
Executive Vice President	2010	$245,000	$225,000	$159,750	$—	$504,750

(1)
Represents the grant date fair value of the shares granted in 2011, 2010 and 2009, as applicable, compiled in accordance with FASB Accounting Standard Codification Topic 718, "Compensation-Stock Compensation," or ASC 718. No assumptions are used in this calculation.

(2)
We suspended matching contribution payments to our 401(k) plan in May 2009, and there were no other elements of compensation paid to the persons listed in the summary compensation table for 2011 and 2010. All Other Compensation for 2009 totals $1.4 million for the persons listed in the summary compensation table and includes $1.4 million for the employee retention plan that was adopted by our predecessor and $14,592 for matching contribution payments to our 401(k) plan.

(3)
Mr. O'Brien's share awards amount for 2011 includes $59,250 of compensation received for services as a Director and $848,000 for services as an executive officer. Mr. O'Brien's share awards amount for 2010 includes $34,100 of compensation for services as a Director and $710,000 for services as an executive officer. Mr. O'Brien's share awards amount for 2009 includes $17,175 of compensation received for services as a Director and $858,000 for services as an executive officer.

 GRANTS OF PLAN BASED AWARDS FOR 2011
(Shares granted in 2011, including vested and unvested grants)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Thomas M. O'Brien	5/12/11	7,500 Common Shares(3)	$59,250
Thomas M. O'Brien	11/29/11	200,000 Common Shares(4)	$848,000
Andrew J. Rebholz	11/29/11	100,000 Common Shares(4)	$424,000
Michael J. Lombardi	11/29/11	50,000 Common Shares	$212,000
Mark R. Young	11/29/11	50,000 Common Shares	$212,000
Ara A. Bagdasarian	11/29/11	50,000 Common Shares	$212,000

(1)
Unless noted otherwise below, share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. At our option, in the event a recipient granted a share award ceases to perform duties for us, RMR or any company which RMR manages or which is affiliated with RMR during the vesting period, the recipient shall forfeit or we may repurchase all or a portion of the shares which have not yet vested.

(2)
Represents the value based upon the closing price of our shares on the grant date, which is also the grant date fair value under ASC 718. No assumptions are used in this calculation.

(3)
Shares granted in Mr. O'Brien's capacity as a Director, which vested fully on the grant date.

(4)
This share award provides that one tenth of the award vested on the grant date and one tenth vests on each of the next nine anniversaries of the grant date.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2011
(Shares granted in 2011 and prior years that have not yet vested)

		Stock Awards
Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Thomas M. O'Brien(3)	2011	180,000 Common Shares	$765,000
Thomas M. O'Brien(3)	2010	160,000 Common Shares	$680,000
Thomas M. O'Brien(3)	2009	140,000 Common Shares	$595,000
Thomas M. O'Brien(3)	2008	120,000 Common Shares	$510,000
Thomas M. O'Brien(3)	2007	100,000 Common Shares	$425,000
Andrew J. Rebholz(3)	2011	90,000 Common Shares	$382,500
Andrew J. Rebholz(3)	2010	80,000 Common Shares	$340,000
Andrew J. Rebholz	2009	30,000 Common Shares	$127,500
Andrew J. Rebholz	2008	12,000 Common Shares	$51,000
Michael J. Lombardi	2011	40,000 Common Shares	$170,000
Michael J. Lombardi	2010	27,000 Common Shares	$114,750
Michael J. Lombardi	2009	18,000 Common Shares	$76,500
Michael J. Lombardi	2008	8,000 Common Shares	$34,000
Mark R. Young	2011	40,000 Common Shares	$170,000
Mark R. Young	2010	27,000 Common Shares	$114,750
Mark R. Young	2009	18,000 Common Shares	$76,500
Mark R. Young	2008	8,000 Common Shares	$34,000
Ara A. Bagdasarian	2011	40,000 Common Shares	$170,000
Ara A. Bagdasarian	2010	27,000 Common Shares	$114,750
Ara A. Bagdasarian	2009	8,000 Common Shares	$34,000
Ara A. Bagdasarian	2008	3,000 Common Shares	$12,750

(1)
Unless noted otherwise below, share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. The shares granted in 2011 were granted on November 29, 2011; the shares granted in 2010 were granted on December 1, 2010; the shares granted in 2009 were granted on December 8, 2009; and the shares granted in 2008 were granted on November 24, 2008. At our option, in the event a recipient granted a share award ceases to perform duties for us, RMR or any company which RMR manages or which is affiliated with RMR during the vesting period, the recipient shall forfeit or we may repurchase all or a portion of the shares which have not yet vested.

(2)
Represents the value based upon the closing price of our shares on December 30, 2011.

(3)
This share award provides that one tenth of the award vested on the grant date and one tenth vests on each of the next nine anniversaries of the grant date.

 STOCK VESTED FOR 2011
(Share grants which vested in 2011, including shares granted in prior years)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Thomas M. O'Brien(2)	113,500	$452,840
Andrew J. Rebholz	48,000	$205,300
Michael J. Lombardi	37,500	$162,400
Mark R. Young	37,000	$160,020
Ara A. Bagdasarian	26,600	$115,874

(1)
Represents the value based upon the closing price of our shares on the 2011 dates of vesting of grants made in 2011 and prior years.

(2)
Includes 7,500 common shares with a value realized on vesting of $59,250 granted to Mr. O'Brien in 2011 in his capacity as one of our Directors; all share grants to Directors vest at the time of grant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        In the past, we have entered arrangements with our former executive officers in connection with the termination of their employment with us, providing for the acceleration of vesting of restricted shares previously granted to the former officer under the Share Award Plan and, in certain instances, payments for future services to us as a consultant or part time employee and continuation of health care and other benefits. Although we have no formal policy, plan or arrangement for payments to our executive officers in connection with their termination of employment with us, we may in the future provide on a discretionary basis for similar arrangements depending on various factors we then consider relevant and if we believe it is in the Company's best interests to do so.

 DIRECTOR COMPENSATION FOR 2011
(2011 compensation; all share grants to Directors vest at the time of grant)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Barbara D. Gilmore	$69,250	$59,250	$128,500
Arthur G. Koumantzelis	$58,500	$59,250	$117,750
Patrick F. Donelan	$48,500	$59,250	$107,750
Barry M. Portnoy(2)	$—	$59,250	$59,250
Thomas M. O'Brien(2),(3)	$—	$59,250	$59,250

(1)
Represents the value based upon the closing price of our shares on the date of grant. This is also the compensation cost recognized by us for financial reporting purposes pursuant to ASC 718. No assumptions are used in this calculation.

(2)
Our Managing Directors do not receive cash compensation for their services as Directors.

(3)
The compensation listed in this table for Mr. O'Brien relates solely to compensation in his capacity as one of our Directors. Compensation paid to Mr. O'Brien in his capacity as our President and Chief Executive Officer is disclosed elsewhere in this proxy statement and the value of Mr. O'Brien's Director share award is also included in his compensation listed in the summary compensation table elsewhere in this proxy statement.

        Each Independent Director receives an annual fee of $30,000 for services as a Director, plus a fee of $750 for each meeting attended. Up to two $750 fees are paid if a Board meeting and one or more Board committee meetings are held on the same date. The Chairs of our Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $15,000, $5,000 and $5,000, respectively, each year. Under our Governance Guidelines, each Director is required to maintain the necessary level of expertise to perform his or her responsibilities as Director and we reimburse each Director for the out of pocket costs he or she incurs from attending continuing education programs. During 2011, Ms. Gilmore also received $20,000 as Chair of a special committee that negotiated our Amendment Agreement with HPT dated as of January 31, 2011, as further described in Related Person Transactions and Company Review of Such Transactions. In addition, each Director received a grant of 7,500 of our common shares in 2011. We generally reimburse all our Directors for travel expenses incurred in connection with their duties as Directors.

        Our Board believes it is important to align the interests of Directors with those of our shareholders and for Directors to hold equity ownership positions in us. Accordingly, our Board believes that a portion of each Director's compensation should be paid in shares. In determining the amount and composition of such compensation, our Board considers the compensation of directors of other comparable enterprises, both with respect to size and industry, including the compensation of directors and trustees of other companies managed by RMR.

        In 2011 our Board reviewed the compensation paid to our Directors and determined the amount of the Directors' cash compensation and our Compensation Committee determined the amount of the equity based awards granted to our Directors under the Share Award Plan. Our Managing Directors do not receive any cash compensation for their services as Directors, but they do receive common share grants equal to the share grants awarded to our Independent Directors. Mr. O'Brien receives compensation for services as our President and Chief Executive Officer.

 AUDIT COMMITTEE REPORT

        In the course of our oversight of the Company's financial reporting process, we have: (i) reviewed and discussed with management the audited financial statements for the year ended December 31, 2011; (ii) discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in rule 3200T; (iii) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence; (iv) discussed with the independent registered public accounting firm its independence; and (v) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

AUDIT COMMITTEE
Arthur G. Koumantzelis, Chair Patrick F. Donelan Barbara D. Gilmore

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Unless otherwise indicated, the information set forth below is as of February 17, 2012. The following table sets forth information regarding the beneficial ownership of our common shares (excluding any fractional shares which may be beneficially owned by such persons) by: (1) each person or entity known to us to be, or reporting to be, the beneficial owner of more than 5% of our outstanding common shares; (2) each of our Directors, nominees and the persons listed in the summary compensation table found elsewhere in this proxy statement; and (3) our Directors and executive officers as a group. Unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all our common shares shown to be beneficially owned by that person or entity. As of the date first set forth in this paragraph, we do not know of any outstanding rights to acquire our shares of the type specified in Rule 13d-3(d)(1) under the Exchange Act.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Share Class(2)
Beneficial Owners of More Than 5% of our Common Shares
HPT(3)	2,540,000	8.8%
Harvey Partners, LLC(4)	1,590,000	5.5%
Directors, Nominees and Executive Officers
Thomas M. O'Brien	1,088,190	3.8%
Andrew J. Rebholz	340,000	1.2%
Michael J. Lombardi	187,500	*
Mark R. Young	185,015	*
Barry A. Richards	128,300	*
Ara A. Bagdasarian	107,000	*
Barry M. Portnoy(3)	54,911	*
Barbara D. Gilmore(5)	42,500	*
Arthur G. Koumantzelis	33,061	*
Patrick F. Donelan	32,500	*
All Directors, nominees and executive officers as a group (10 persons)(3)(5)	2,198,977	7.6%

*
Less than 1% of our outstanding common shares.

(1)
Unless otherwise indicated, the address of each identified person or entity is: c/o TravelCenters of America LLC, 24601 Center Ridge Road, Westlake, Ohio 44145.

(2)
Our limited liability company agreement and other agreements to which we are a party place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class or series of our shares. In addition, in order to help us preserve the tax treatment of our net operating losses and other tax benefits, our bylaws generally provide that transfers of our shares to a person, entity or group which is then, or would become as a result, an owner of 5% or more of our outstanding shares would be void in total for transferees then already owning 5% or more of our shares, and for transferees that would otherwise become owners of 5% or more of our shares, to the extent the transfer would so result in such level of ownership by the proposed transferee. The percentages indicated are based upon the number of shares shown divided by the 28,774,771 of our common shares outstanding as of February 17, 2012.

(3)
This information is as of December 31, 2011 and is based solely on a Schedule 13G/A filed with the SEC on January 30, 2012. Based on the information provided in that Schedule 13G/A, the address of HPT is Two Newton Place, 255 Washington Street, Newton, Massachusetts 02458. In that Schedule 13G/A, RMR and Reit Management & Research Trust, or RMR Trust, reported that they do not hold any of our common shares, but RMR, as manager of HPT, and RMR Trust, as the sole member of RMR, may, under applicable regulatory definitions, be deemed to beneficially own (and have shared voting and dispositive power over) the 2,540,000 shares beneficially owned by HPT. In that same Schedule 13G/A, RMR and RMR Trust each disclaimed such beneficial ownership. In addition, in that same Schedule 13G/A, Mr. Barry Portnoy reported that he beneficially owns 54,911.6 of our common shares, and Mr. Adam D. Portnoy reported that he beneficially owns 54,263.8 of our common shares (of which 24,000 are subject to vesting requirements and will become fully vested, subject to the lapse of certain contingencies, annually through 2015). In that same Schedule 13G/A, Mr. Barry Portnoy and Mr. Adam Portnoy reported that in their respective positions as the Chairman and a director of RMR and the Chairman, majority beneficial owner and a Trustee of RMR Trust and as the President and Chief Executive Officer and a director of RMR, and the President and Chief Executive Officer, a beneficial owner and a Trustee of RMR Trust, they may also be deemed to beneficially own (and have shared voting and dispositive power over) the 2,540,000 shares beneficially owned by HPT. In that same Schedule 13G/A, Mr. Barry Portnoy and Mr. Adam Portnoy each disclaimed such beneficial ownership. None of the 2,540,000 shares beneficially owned by HPT are included in the shares listed as beneficially owned by Mr. Barry Portnoy in the above table.

(4)
This information is as of December 31, 2011 and is based solely on a Schedule 13G/A filed with the SEC on February 24, 2012. Based on the information provided in that Schedule 13G/A, the address of Harvey Partners, LLC, or Harvey Partners, is 610 Fifth Avenue, Suite 311, New York, New York 10020. In that Schedule 13G/A, Harvey Partners reported Harvey SMidCap Fund, LP, or SMidCap Fund, held 364,953 of our common shares; Harvey SMidCap Offshore Fund, Ltd., or SMidCap Offshore Fund, held 652,918 of our common shares and Harvey QP, LP, or Harvey QP, held 572,129 of our common shares. Harvey Partners also reported in that Schedule 13G/A that it is the investment manager of SMidCap Fund, SMidCap Offshore Fund and Harvey QP, and as such, possesses the sole power to vote and the sole power to direct the disposition of all of our common shares held by SMidCap Fund, SMidCap Offshore Fund and Harvey QP. Harvey Partners also reported in that Schedule 13G/A that James A. Schwartz and Jeffrey C. Moskowitz, the Managing Members of Harvey Partners, share voting and investment power with respect to all securities beneficially owned by Harvey Partners.

(5)
Includes 10,000 common shares owned by Ms. Gilmore's husband. Ms. Gilmore disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest in the shares.

RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS

        We have adopted written Governance Guidelines which address, among other things, the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Director or executive officer, any member of the immediate family of any Director or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews, authorizes and approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Directors, even if the disinterested Directors constitute less than a quorum. If there are no disinterested Directors, the transaction shall be reviewed, authorized and approved or ratified by both (1) the affirmative vote of a majority of our entire Board and (2) the affirmative vote of a majority of our Independent Directors. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board, or disinterested Directors or Independent Directors, as the case may be, shall act in accordance with any applicable provisions of our limited liability company agreement and bylaws, consider all of the relevant facts and circumstances, and approve only those transactions that are fair and reasonable to us. All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Directors or otherwise in accordance with our policies described above. In the case of any transaction with us in which any other employee of ours who is subject to our Code of Business Conduct and Ethics and who has a direct or indirect material interest in the transaction, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested.

        HPT is our former parent company, our principal landlord and our largest shareholder. We were created as a separate public company in 2007 as a result of our spin off from HPT. As of December 31, 2011, HPT owned 2,540,000 of our common shares (which included the 1,000,000 of our common shares that HPT purchased from the underwriters in our public equity offering that we completed in May 2011), representing approximately 8.8% of our outstanding common shares.

        One of our Independent Directors, Arthur Koumantzelis, was a trustee of HPT at the time we were created, and one of our Managing Directors, Barry Portnoy, was a trustee of HPT at the time we were created. Mr. Koumantzelis resigned and ceased to be a trustee of HPT shortly before he joined our Board in 2007. Mr. Portnoy remains a trustee of HPT. Mr. Portnoy's son, Mr. Adam Portnoy, is also a trustee of HPT, and his son-in-law is an executive officer of HPT. Thomas O'Brien, our other Managing Director and our President and Chief Executive Officer, was a former executive officer of HPT.

        We have two leases with HPT, which we refer to as the TA Lease and the Petro Lease, and which we refer to collectively as the HPT Leases, pursuant to which we currently lease 185 travel centers from HPT. Our TA Lease is for 145 travel centers that we operate under the "TravelCenters of America" or "TA" brand names. The TA Lease became effective on January 31, 2007. Our Petro Lease is for 40 travel centers that we operate under the "Petro" brand name. Our Petro Lease became effective on May 30, 2007. The TA Lease expires on December 31, 2022. The Petro Lease expires on June 30, 2024, and may be extended by us for up to two additional periods of 15 years each.

        The HPT Leases are "triple net" leases, which require us to pay all costs incurred in the operation of the leased travel centers, including personnel, utilities, acquiring inventories, services to customers, insurance, real estate and personal property taxes, environmental related expenses and ground lease payments, at those travel centers at which HPT leases the property and subleases it to us. As amended by the Amendment Agreement that we entered into with HPT on January 31, 2011, and which is further described below, or the Amendment Agreement, the TA Lease required us to pay minimum rent to HPT of $135.1 million per year for the period from January 1, 2011 through January 31, 2012, and requires us to pay minimum rent to HPT of $140.1 million per year for the period from February 1, 2012 through December 31, 2022. These amounts are exclusive of any increase in minimum rent, as described below, as a result of HPT purchasing in excess of $125.0 million of certain improvements to the leased TA travel centers. During 2011 our minimum rent under the TA Lease increased by $4.2 million due to such purchases.

        As amended by the Amendment Agreement, the Petro Lease requires us to pay minimum rent to HPT of $54.2 million per year through June 30, 2024. These amounts are exclusive of any increase in minimum rent to HPT, as described below, as a result of HPT purchasing certain improvements to the leased Petro travel centers. During 2011 our minimum rent under the Petro Lease increased by $1.7 million due to such purchases.

        Starting in January 2012 and January 2013, respectively, the TA Lease and Petro Lease require us to pay HPT additional rent equal to 3% of increases in nonfuel gross revenues and 0.3% of increases in gross fuel revenues at the leased travel centers over base amounts. The increases in percentage rents attributable to fuel revenues are subject to a maximum each year calculated by reference to changes in the consumer price index. As further discussed below, pursuant to, and subject to the conditions set forth in, the Amendment Agreement, HPT agreed to waive payment of the first $2.5 million of percentage rent that may become due under our Petro Lease. We also are required to generally indemnify HPT for certain environmental matters and for liabilities which arise during the terms of the leases from ownership or operation of the leased travel centers. The TA Lease and the Petro Lease also include arbitration provisions for the resolution of certain disputes, claims and controversies.

        Under the HPT Leases, we may request that HPT purchase renovations, improvements and equipment, or improvements, at the leased travel centers in return for minimum annual rent increases according to a formula: the minimum rent per year will be increased by an amount equal to the amount paid by HPT times the greater of (i) 8.5% or (ii) a benchmark U.S. Treasury interest rate plus 3.5%. HPT is not required to purchase any improvements and we are not required to sell such improvements to HPT. During 2011, HPT purchased from us $69.1 million of improvements we made to properties leased from HPT, and, as a result, our annual rent payable to HPT under the TA Lease and the Petro Lease increased by approximately $4.2 million and $1.7 million, respectively.

        At the time of our spin off from HPT, our acquisitions and transactions with HPT in connection with the Petro Lease and an equity offering completed by us in June 2007, we and HPT believed that we were adequately capitalized to meet all of our obligations, including those owed to HPT. However, after that time there were material changes in the market conditions under which we operate. Specifically, the increase during the first half of 2008 in the price of diesel fuel which we buy and sell at our travel centers and the slowing of the U.S. economy during 2008 adversely affected our business and increased our working capital requirements. Although we undertook a restructuring of our business to adjust to these changed market conditions, our balance sheet flexibility and liquidity remained a concern to us because of the impact the then weakening economy and fuel price volatility might have on our working capital requirements. Accordingly, on August 11, 2008, we and HPT entered a rent deferral agreement. Under the terms of this deferral agreement we had the option to defer our monthly rent payments to HPT by up to $5.0 million per month for periods beginning July 1, 2008 until December 31, 2010. Also pursuant to the deferral agreement, we issued 1,540,000 of our common shares to HPT (approximately 9.6% of our shares then outstanding immediately after this new issuance). Under the terms of this agreement, interest began to accrue on January 1, 2010 on all unpaid deferred rent at a rate of 1% per month and was payable monthly in arrears by us to HPT. At December 31, 2010, we had interest payable to HPT of $1.5 million, which we paid in 2011. No additional rent deferrals were permitted for rent periods after December 31, 2010. Any deferred rent (and interest thereon) not previously paid was contractually due to HPT on July 1, 2011. This deferral agreement also included a prohibition on share repurchases and dividends by us while any deferred rent remains unpaid and provided that all deferred rent and interest thereon would become immediately due and payable by us to HPT if certain events provided in that agreement occurred, including a change of control of us (as defined in the agreement) while deferred rent was unpaid. Also, in connection with this deferral agreement, we entered into a registration rights agreement with HPT, which provides HPT with certain rights to require us to conduct a registered public offering with respect to our common shares issued to HPT pursuant to the deferral agreement, which rights continue through the date which is twelve months following the latest of the expiration of the terms of the TA Lease and the Petro Lease. As of December 31, 2010, we had accrued an aggregate of $150.0 million of deferred rent payable to HPT, which amount remains currently outstanding.

        On January 31, 2011, we and HPT entered an Amendment Agreement that amended the TA Lease, the Petro Lease and our 2008 rent deferral agreement with HPT. This Amendment Agreement provided for the following:

  •
  The minimum annual rent payable to HPT under the TA Lease was reduced effective January 1, 2011, by approximately $30.0 million, to approximately $135.1 million per year until February 1, 2012, when it increased to approximately $140.1 million per year through the end of the lease term in December 2022.

  •
  The $5.0 million increase in annual minimum rent payable to HPT under the TA Lease that was scheduled to begin on February 1, 2011, was eliminated.

  •
  The minimum annual rent payable to HPT under the Petro Lease was reduced effective January 1, 2011, by approximately $12.0 million, to approximately $54.2 million through the end of the lease term in June 2024.

  •
  The due date for the $150.0 million of rent we had deferred as of December 31, 2010, pursuant to our 2008 rent deferral agreement with HPT was extended from July 1, 2011, so that $107.1 million is now payable on December 31, 2022, and the remaining $42.9 million is now payable on June 30, 2024, and interest ceased to accrue on our deferred rent obligation beginning on January 1, 2011; provided, however, that the deferred rent obligation shall be accelerated and interest shall begin to accrue thereon if certain events provided in the Amendment Agreement occur, including a change of control of us.

  •
  HPT will waive payment of the first $2.5 million of percentage rent that may become due under the Petro Lease beginning in 2013, which percentage rent obligation is described above.

        RMR provides management services to both us and HPT and there are other current and historical relationships between us and HPT. Accordingly, the terms of the 2008 rent deferral agreement and the 2011 Amendment Agreement were negotiated and approved by special committees of our Independent Directors and HPT's Independent Trustees, none of whom are directors or trustees of the other company, and each special committee was represented by separate counsel.

        RMR provides business management and shared services to us pursuant to a business management and shared services agreement, or a business management agreement. One of our Managing Directors, Mr. Barry Portnoy, is Chairman, majority owner and an employee of RMR. Mr. O'Brien, our other Managing Director and our President and Chief Executive Officer, is also an Executive Vice President of RMR. Mr. Rebholz, our Executive Vice President, Chief Financial Officer and Treasurer, and Mr. Young, our Executive Vice President and General Counsel, are each a Senior Vice President of RMR. Mr. Portnoy's son, Mr. Adam Portnoy, is an owner of RMR and serves as President and Chief Executive Officer and as a Director of RMR and serves as a Managing Trustee of HPT.

Messrs. O'Brien and Rebholz were officers of RMR throughout all of 2011. Because at least 80% of Messrs. O'Brien and Rebholz's business time is devoted to services to us, 80% of Messrs. O'Brien's and Rebholz's total cash compensation (that is, the combined base salary and cash bonus paid by us and RMR) was paid by us and the remainder was paid by RMR. Mr. Young was named an officer of RMR effective October 2011 and for the period from then through December 31, 2011, 80% of Mr. Young's total cash compensation (that is, the base salary and cash bonus paid by us and RMR) was paid by us and the remainder was paid by RMR. Messrs. O'Brien, Rebholz and Young are also eligible to participate in certain RMR benefit plans. We believe the compensation we paid to these officers reasonably reflected their division of business time; however, periodically, these individuals may divide their business time differently than they do currently and their compensation from us may become disproportionate to this division. RMR has approximately 740 employees and provides management services to other companies in addition to us and HPT.

        Our Board has given our Compensation Committee, which is comprised exclusively of our Independent Directors, authority to act on our behalf with respect to our business management agreement with RMR. The charter of our Compensation Committee requires the Committee annually to review the business management agreement, evaluate RMR's performance under this agreement and renew, amend, terminate or allow to expire the business management agreement.

        Pursuant to the business management agreement, RMR assists us with various aspects of our business, which may include, but are not limited to, compliance with various laws and rules applicable to our status as a publicly owned company, maintenance of our travel centers, site selection for properties on which new travel centers may be developed, identification of, and purchase negotiation for, travel centers and travel center companies, accounting and financial reporting, capital markets and financing activities, investor relations and general oversight of our daily business activities, including legal and tax matters, human resources, insurance programs, management information systems and the like. Under our business management agreement, we pay RMR an annual business management fee equal to 0.6% of the sum of our gross fuel margin (which is our fuel sales revenues less our cost of fuel sales) plus our total nonfuel revenues. The fee is payable monthly based on the prior month's margins and revenues. This fee totaled $9.4 million for 2011. RMR also provides internal audit services to us in return for our pro rata share of the total internal audit costs incurred by RMR for us and other companies managed by RMR and its affiliates, which amounts are subject to determination by our Compensation Committee. Our Audit Committee appoints our Director of Internal Audit. Our pro rata share of RMR's costs of providing this internal audit function was approximately $240,000 for 2011. These allocated costs are in addition to the business management fees we pay to RMR.

        The business management agreement automatically renews for successive one year terms unless we or RMR give notice of non-renewal before the end of an applicable term. We or RMR may terminate the business management agreement upon 60 days prior written notice. RMR may also terminate the business management agreement upon five business days notice if we undergo a change of control, as defined in the business management agreement. In addition, either we or RMR may terminate the business management agreement for a violation of the agreement by the other party which remains uncured 30 days after notice of default or in the case of certain bankruptcy, insolvency or related matters regarding the other party. The current term for the business management agreement expires on December 31, 2012, and will be subject to automatic renewal unless earlier terminated.

        Under our business management agreement with RMR, we acknowledge that RMR provides management services to other businesses, including HPT. The fact that RMR has responsibilities to other entities, including our largest landlord, HPT, could create conflicts; and in the event of such conflicts between us and RMR, any affiliate of RMR or any publicly owned entity with which RMR has a relationship, including HPT, our business management agreement with RMR allows RMR to act on its own behalf and on behalf of HPT or such other entity rather than on our behalf. Under the business management agreement, RMR has agreed not to provide business management services to any other business or enterprise, other than HPT, competitive with our business. The business management agreement also includes arbitration provisions for the resolution of certain disputes, claims and controversies.

        Pursuant to our business management agreement, RMR may from time to time negotiate on our behalf with certain third party vendors and suppliers for the procurement of services to us. As part of this arrangement, we may enter agreements with RMR and other companies to which RMR provides management services for the purpose of obtaining more favorable terms with such vendors and suppliers. We are also generally responsible for all of our expenses and certain expenses incurred by RMR on our behalf.

        Effective July 21, 2011, we entered a property management agreement with RMR under which RMR provides building management services related to our headquarters office building. The charter of our Compensation Committee requires the Committee annually to review the property management agreement, evaluate RMR's performance under this agreement and renew, amend, terminate or allow to expire the business management agreement. For 2011, we paid RMR $58,000 for property management services at our headquarters.

        As part of our annual restricted share grants under our Share Award Plan, we typically grant restricted shares to certain employees of RMR who are not also Directors, officers or employees of ours. In 2011, we granted to such persons a total of 61,350 restricted shares with an aggregate value of $260,128, based upon the closing price of our common shares on the NYSE Amex on the date of grant. One fifth of those restricted shares vested on the grant date and one fifth vests on each of the next four anniversaries of the grant date. These share grants to RMR employees are in addition to the fees we pay to RMR.

        In connection with our spin off from HPT in 2007, we entered a transaction agreement with HPT and RMR, pursuant to which we granted HPT a right of first refusal to purchase, lease, mortgage or otherwise finance any interest we own in a travel center before we sell, lease, mortgage or otherwise finance that travel center to or with another party, and we granted HPT and any other company managed by RMR a right of first refusal to acquire or finance any real estate of the types in which they invest before we do. We also agreed under this agreement that for so long as we are a tenant of HPT we will not permit: the acquisition by any person or group of beneficial ownership of 9.8% or more of the voting shares or the power to direct the management and policies of us or any of our subsidiary tenants or guarantors under our leases with HPT; the sale of a material part of the assets of us or any such tenant or guarantor; or the cessation of certain continuing directors constituting a majority of the board of directors of us or any such tenant or guarantor. Also, under this agreement we agreed not to take any action that might reasonably be expected to have a material adverse impact on HPT's ability to qualify as a REIT and to indemnify HPT for any liabilities it may incur relating to our assets and business. The transaction agreement includes arbitration provisions for the resolution of certain disputes, claims and controversies.

        Our Independent Directors also serve as directors or trustees of other public companies to which RMR provides management services. Mr. Portnoy serves as a managing director or managing trustee of those companies, including HPT. We understand that the other companies to which RMR provides management services also have certain other relationships with each other, including business and property management agreements and lease arrangements. In addition, officers of RMR serve as officers of those companies. We understand that further information regarding those relationships is provided in the applicable periodic reports and proxy statements filed by those other companies with the SEC.

        We, RMR, HPT, CWH, SNH, GOV and Five Star each currently own approximately 14.29% of AIC, an Indiana insurance company. All of our Directors, all of the trustees and directors of the other publicly held AIC shareholders and nearly all of the directors of RMR currently serve on the board of directors of AIC. RMR provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC. Our Governance Guidelines provide that any material transaction between us and AIC shall be reviewed, authorized and approved or ratified by both the affirmative vote of a majority of our entire Board and the affirmative vote of a majority of our Independent Directors. The shareholders agreement that we, the other shareholders of AIC and AIC are party to includes arbitration provisions for the resolution of certain disputes, claims and controversies.

        As of the date of this proxy statement, we have invested $5.2 million in AIC since its formation in November 2008. We may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. For 2011, we recognized income of $140,000 related to our investment in AIC. In June 2010, we and the other shareholders of AIC purchased property insurance providing $500.0 million of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. This program was modified and extended in June 2011 for a one year term. Our total premium paid under this program in 2011 was approximately $1.7 million. We are currently investigating the possibilities to expand our insurance relationships with AIC to include other types of insurance. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses or by realizing our pro-rata share of any profits of this insurance business.

        On February 1, 2008, a holder of our shares, Alan R. Kahn, filed a derivative action in the Delaware Court of Chancery on behalf of us against members of our Board of Directors, HPT and RMR. This action alleged that our Directors breached their fiduciary duties in connection with our acquisition in 2007 of Petro Stopping Centers, L.P., or the Petro Acquisition, and our entering into the Petro Lease, and sought an award of unspecified damages and other relief. This action also alleged that RMR and HPT aided and abetted our Directors. In January 2011, the parties involved in the litigation agreed to settle the lawsuit, and in June 2011, the Delaware Court of Chancery approved the settlement. This settlement did not require that we make any payments to the plaintiffs or result in any finding of improper actions by us, our Board, HPT or RMR, but we agreed to pay plaintiffs' attorneys $675,000, including $540,000 paid by our insurer and the balance of $135,000 paid by us. Under our limited liability company agreement and agreements with RMR and HPT, we were liable to indemnify our Directors, HPT and RMR for liabilities, costs and expenses incurred by them in connection with this litigation. In July 2011, we paid $119,000 to HPT and $51,000 to RMR pursuant to our indemnity obligations in connection with this litigation.

        The foregoing descriptions of our agreements with HPT, RMR and AIC are summaries and are qualified in their entirety by the terms of the agreements. A further description of the terms of certain of those agreements is included in our annual report to shareholders and our Annual Report on Form 10-K filed with the SEC, in each case for the year ended December 31, 2011. In addition, copies of certain of those agreements are filed with the SEC and may be obtained from the SEC's website at www.sec.gov.

        We believe that our agreements with HPT, RMR and AIC are on commercially reasonable terms. We also believe that our relationships with HPT, RMR, AIC and their affiliated and related persons and entities benefit us, and, in fact, provide us with competitive advantages in operating and growing our business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Our Compensation Committee is currently comprised of Mr. Koumantzelis, Ms. Gilmore and Mr. Donelan. None of the members of our Compensation Committee is, or has been, an officer or employee of our Company. Until January 11, 2007, Mr. Koumantzelis was a Trustee and a member of the compensation committee of HPT, which is our principal landlord. None of our executive officers serves on the board of directors (or related governing body) or compensation committee of another entity which has an executive officer who serves on our Board or Compensation Committee. Members of our Compensation Committee serve as independent trustees or independent directors and compensation committee members of other public companies managed by or affiliated with RMR.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our Directors and executive officers, and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the NYSE Amex. Our executive officers and Directors and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of these reports furnished to us or written representations made to us that no such reports were required, we believe that, during 2011, all filing requirements under Section 16(a) of the Exchange Act applicable to our executive officers, Directors, and persons who own more than 10% of a registered class of our equity securities were timely met.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements, annual reports and notices of internet availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or notice of internet availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you write to us at: Investor Relations, TravelCenters of America LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, or call us at (617) 796-8251. If you want to receive separate copies of our proxy statement, annual report or notice of internet availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

 OTHER MATTERS

        At this time, we know of no other matters which will be brought before the meeting. However, if other matters properly come before the meeting or any postponement or adjournment thereof, the persons named in the proxy will vote the proxy in accordance with their discretion on such matters to the maximum extent that they are permitted to do so by applicable law.

March 16, 2012

IMPORTANT

        If your shares are held in your own name, please complete a proxy over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail; alternatively, please request, complete and return a proxy card, today. If your shares are held in "street name," you should provide instructions to your broker, bank, nominee or the other institution holding your shares on how to vote your shares. You may provide instructions to your broker, bank, nominee or other institution over the internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank, nominee or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

        If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date AUTHORIZE YOUR PROXY BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 9, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 9, 2012. Have your proxy card in hand when you call and then follow the instructions. AUTHORIZE YOUR PROXY BY MAIL Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to TravelCenters of America LLC, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by TravelCenters of America LLC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically by e-mail or over the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. TRAVELCENTERS OF AMERICA LLC 24601 CENTER RIDGE ROAD WESTLAKE, OH 44145 M41504-P20328 TRAVELCENTERS OF AMERICA LLC Our Board of Directors Recommends You Vote “FOR” the Nominees for Director in Proposals 1 and 2, “FOR” Proposal 3, “THREE YEARS” for Proposal 4 and “FOR” Proposal 5. 3. To approve a nonbinding advisory resolution on our executive compensation. 1. To elect the nominee named in our proxy statement to our Board of Directors as the Independent Director in Group II. For Against Withhold For Against Abstain Nominee: Barbara D. Gilmore ! ! ! ! ! ! Our Board recommends you vote FOR proposal 1. Our Board recommends you vote FOR proposal 3. 2. To elect the nominee named in our proxy statement to our Board of Directors as the Managing Director in Group II. 4. To recommend, by nonbinding advisory vote, the frequency of shareholder nonbinding advisory votes relating to our executive compensation. Abstain 3 Years 1 Year 2 Years For Against Withhold Nominee: Thomas M. O’Brien ! ! ! ! ! ! ! Our Board recommends you vote THREE YEARS for proposal 4. Our Board recommends you vote FOR proposal 2. 5. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Against For Abstain ! ! ! Our Board recommends you vote FOR proposal 5. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE NOMINEES FOR DIRECTOR IN PROPOSALS 1 AND 2, “FOR” PROPOSAL 3, “THREE YEARS” FOR PROPOSAL 4 AND “FOR” PROPOSAL 5. ! For address changes, please check this box and write them on the back where indicated. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. (NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer, indicating title. If a partnership, please sign in partnership name by authorized person, indicating title.)

TRAVELCENTERS OF AMERICA LLC ANNUAL MEETING OF SHAREHOLDERS May 10, 2012, 9:30 a.m. Two Newton Place, 255 Washington Street, Suite 100 Newton, Massachusetts 02458 Directions to Two Newton Place, 255 Washington Street, Suite 100, Newton, MA From the East: Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown). After exiting, stay in the right lane and bear to your right toward Galen Street in Watertown. Two Newton Place will be on your right. Public parking is available nearby. From the West: Take the Massachusetts Turnpike (I-90) East to Exit 17 (Newton/Watertown). After exiting, continue straight toward Washington Street. After the second set of lights, bear left onto Washington Street, cross over I-90 to continue straight toward Galen Street in Watertown. Two Newton Place will be on your right. Public parking is available nearby. M41505-P20328 TRAVELCENTERS OF AMERICA LLC 24601 Center Ridge Road Westlake, OH 44145 Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the TravelCenters of America LLC annual meeting of shareholders, including our annual report and proxy statement, are available over the Internet. To view the proxy materials or vote online or by telephone, please follow the instructions on the Notice Regarding the Availability of Proxy Materials. This proxy is solicited on behalf of the Board of Directors of TravelCenters of America LLC. The undersigned shareholder of TravelCenters of America LLC, a Delaware limited liability company, or the company, hereby appoints Barry M. Portnoy, Mark R. Young and Jennifer B. Clark, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the company to be held at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458 on May 10, 2012, at 9:30 a.m. local time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of shareholders and of the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE NOMINEES FOR DIRECTOR IN PROPOSALS 1 AND 2, “FOR” PROPOSAL 3, “THREE YEARS” FOR PROPOSAL 4 AND “FOR” PROPOSAL 5. ADDITIONALLY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES, IN THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. See reverse for voting instructions. Proxy Address Changes: (If you noted any Address Changes above, please mark corresponding box on the reverse side.)

QuickLinks

INTRODUCTION
PROPOSALS 1 AND 2 ELECTION OF DIRECTORS
PROPOSAL 3 ADVISORY APPROVAL RELATING TO EXECUTIVE COMPENSATION
PROPOSAL 4 ADVISORY VOTE ON SELECTION OF FREQUENCY OF EXECUTIVE COMPENSATION VOTE
PROPOSAL 5 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SOLICITATION OF PROXIES
DIRECTORS AND EXECUTIVE OFFICERS
BOARD OF DIRECTORS
BOARD COMMITTEES
COMMUNICATIONS WITH DIRECTORS
SELECTION OF CANDIDATES FOR DIRECTORS; SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN BASED AWARDS FOR 2011 (Shares granted in 2011, including vested and unvested grants)
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2011 (Shares granted in 2011 and prior years that have not yet vested)
STOCK VESTED FOR 2011 (Share grants which vested in 2011, including shares granted in prior years)
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION FOR 2011 (2011 compensation; all share grants to Directors vest at the time of grant)
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
IMPORTANT